UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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BorgWarner Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2019
Annual Meeting of Stockholders and Proxy Statement

The Company’s Objectives

RELIABLY DELIVERING WHAT’S NEEDED TODAY

There are few challenges as important today as creating solutions that support a cleaner, more energy-efficient world. This requires a commitment to constantly improve the transportation of people and things. We, at BorgWarner, made that commitment decades ago and have since been creating technologies to improve efficiency, emissions, and performance in all types of vehicles.

CONSTANTLY PURSUING WHAT’S NEXT

We believe our proven track record has made us a propulsion system leader for combustion, hybrid and electric vehicles. We uncover strong trends and use smart science and technology to address a future based on varying regulations, consumer demands, and automaker requirements.

PRODUCT LEADERSHIP THAT’S CHANGING THE WORLD

Our employees have earned trusted partnerships with customers and suppliers around the world. We leverage these relationships to gain a deeper understanding of the challenges at hand and then do what it takes to develop the next solution. Our strong operations and commercialization expertise result in high volume availability of competitive, efficient products that truly drive change.

Financial Highlights

+7.5%
year-over-year sales growth, with organic growth of +4.8%, excluding the impact of currency and M&A
+29.8%
Increase of operating cash flow for 2018 as compared to 2015

3

Notice of Annual Meeting
of Stockholders

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of BorgWarner Inc., we invite you to attend the 2019 Annual Meeting of Stockholders at our headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, on Wednesday, April 24, 2019, at 9:00 a.m., local time, for the following purposes:

Items to be Voted:	Board Recommendation	Page
ITEM 1. Elect nine Directors to serve for the next year	vote FOR	page 14
ITEM 2. Approve, on an advisory basis, the Company’s executive compensation program	vote FOR	page 25
ITEM 3. Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2019	vote FOR	page 56
ITEM 4. Vote on a stockholder proposal to require an independent Board Chairman	vote AGAINST	page 62
ITEM 5. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof

Only stockholders of record at the close of business on March 1, 2019 are entitled to vote at the meeting or any adjournment or postponement thereof.

Please read the attached proxy statement carefully as it describes in greater detail the matters to be acted upon and your voting rights with respect to those matters. The enclosed proxy card is solicited by the Board of Directors.

Along with the attached proxy statement, we are providing you our Annual Report on Form 10-K for our fiscal year ended December 31, 2018. Stockholders are not to regard our Annual Report on Form 10-K, which includes our audited financial statements, as proxy solicitation material.

By Order of the Board of Directors,

Tonit M. Calaway
Executive Vice President, Chief Legal Officer and Secretary
Auburn Hills, Michigan
March 15, 2019

Date and Time: Wednesday, April 24, 2019 9:00 a.m., local time
YOUR VOTE IS IMPORTANT! You can submit your vote by:
Telephone: Call us free of charge at 1-800-690-6903 and follow the instructions.
Internet: Access the internet, go to www.proxyvote.com and follow the instructions.
Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. See page 11 for instructions on how to receive a paper copy of our proxy materials.
In Person: If you attend the meeting, you may vote in person if you wish to do so, even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 24, 2019

We have elected to furnish materials for the Annual Meeting via the internet. Beginning on or about March 15, 2019, we will mail a notice of internet availability to most of our stockholders containing instructions on how to access the proxy materials and vote online. All of our other stockholders will be sent a copy of our proxy materials by mail or e-mail on or about March 15, 2019. See your proxy card or page 11 for more information on how you can elect to receive your proxy materials over the internet or by e-mail if you received them by mail this year.

www.borgwarner.com

4

Proxy Summary

This summary of voting items provides information that you should consider before voting on the items presented at this year’s Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

PROPOSAL 1	TO ELECT NINE DIRECTORS TO THE BOARD OF DIRECTORS
Our Board recommends that you vote “FOR” this proposal.

DIRECTOR NOMINEES

Jan Carlson, 58	Dennis C. Cuneo, 69	Michael S. Hanley, 63

President, Chief Executive Officer, and Chairman of the Board, Veoneer, Inc.

DIRECTOR SINCE 2010

OTHER CURRENT DIRECTORSHIPS Autoliv, Inc., Telefonakiebologet LM Ericsson, Veoneer, Inc.

BORGWARNER COMMITTEES Compensation, Governance Chair, Executive

	Partner, Fisher & Phillips LLP; Owner, DC Strategic Advisors LLC DIRECTOR SINCE 2009 OTHER CURRENT DIRECTORSHIPS AK Steel Holding Corporation BORGWARNER COMMITTEES Audit, Compensation	Retired Global Automotive Leader, Ernst & Young LLP DIRECTOR SINCE 2016 OTHER CURRENT DIRECTORSHIPS Shiloh Industries, Inc. BORGWARNER COMMITTEES Audit Chair

Frédéric B. Lissalde, 51	Paul A. Mascarenas, 57	John R. McKernan, Jr., 70
President and Chief Executive Officer, BorgWarner Inc. DIRECTOR SINCE 2018 OTHER CURRENT DIRECTORSHIPS None BORGWARNER COMMITTEES Executive

Venture Partner, Fontinalis Partners LLP; Retired Chief Technical Officer, Ford Motor Company

DIRECTOR SINCE 2018

OTHER CURRENT DIRECTORSHIPS United States Steel Corporation, ON Semiconductor Corporation, Spartan Motors Inc.

BORGWARNER COMMITTEES Audit

Chairman and Chief Executive Officer, McKernan Enterprises, Inc. DIRECTOR SINCE 2009 OTHER CURRENT DIRECTORSHIPS Houghton Mifflin Harcourt Company BORGWARNER COMMITTEES Governance

BorgWarner Inc. 2019 Proxy Statement

Proxy Summary	5

Deborah D. McWhinney, 63	Alexis P. Michas, 61	Director Independence Director Age Director Tenure
Retired Chief Executive Officer of Global Enterprise Payments, Citigroup Inc.

DIRECTOR SINCE 2018

OTHER CURRENT DIRECTORSHIPS IHS Markit Ltd., Focus Financial Partners, Inc., Fluor Corporation

BORGWARNER COMMITTEES
Compensation

Non-Executive Chairman of the Board, BorgWarner Inc.; Managing Partner, Juniper Investment Company, LLC

DIRECTOR SINCE 1993

OTHER CURRENT DIRECTORSHIPS
PerkinElmer, Inc.

BORGWARNER COMMITTEES
Executive Chair

Vicki L. Sato, Ph.D., 70

Retired Professor of Management Practice, Harvard Business School

DIRECTOR SINCE 2014

OTHER CURRENT DIRECTORSHIPS
Bristol-Myers Squibb Company, Syros Pharmaceuticals, Inc., Denali Therapeutics, Inc.

BORGWARNER COMMITTEES
Compensation Chair, Governance

CORPORATE GOVERNANCE HIGHLIGHTS

✓	Independent Board Chairman
✓	Annual election of Directors
✓	Majority voting standard for election of Directors
✓	Robust stockholder engagement
✓	Use of skills matrix to align Board selection with business strategy
✓	Limit on number of public company directorships Board members may hold (4)
✓	Director retirement policy (age 72)
✓	Clawback and recoupment policies
✓	Share ownership policies
✓	Prohibition of speculative and hedging transactions by all employees and Directors
✓	Corporate Sustainability Report
✓	Stockholder right to call a special meeting (20%)
✓	No supermajority voting provisions for common stockholders
✓	Proxy access stockholder right
✓	No stockholder rights plan

www.borgwarner.com

6	Proxy Summary

PROPOSAL 2	APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board recommends that you vote “FOR” this proposal.

Why should you vote in favor of our 2019 Say-on-Pay Proposal?

A STRONG LINK BETWEEN PAY AND PERFORMANCE

2018 Performance

During 2018, the Company experienced significant financial challenges as a result of regulatory and economic headwinds. As a result of these unexpected changes in the global economy, the Company reduced its guidance to the financial community in September 2018 (the “Revised Guidance”). However, the 2018 total Company economic value (“EV”) target goal under our annual incentive plan, the Management Incentive Plan (“MIP”), was calculated based upon the Company achieving performance levels above the high end of the following guidance ranges (the “Original Guidance”):

■	Revenue Growth 5.0% - 7.0%
■	Operating Earnings $1,320M - $1,353M
■	Free Cash Flow $525M - $575M

Company performance relative to the Original Guidance did not reach the target level and resulted in an MIP payout at 92.5% of target. Details of this calculation are provided on page 37.

Notwithstanding the economic headwinds and the Revised Guidance, revenue was at a record level and the growth experienced in 2018 helped drive an annualized revenue growth rate of 7.1%, excluding the impact of currency and M&A, for the three-year period ended December 31, 2018. This growth exceeded the weighted average growth in the vehicle markets served by the Company by 5.8%. This outstanding revenue growth resulted in a payout at 190% of target for the 2016-2018 relative revenue growth (“RRG”) performance shares.

The Company’s three-year stock performance was below the threshold required when compared to the peer group, and this resulted in no payout for the 2016-2018 relative total stockholder return (“TSR”) performance shares.

2018 operational highlights versus the Original and Revised Guidance include:

Revenue Growth(3)	Operating Earnings(4)	Free Cash Flow

(1)	The Original Guidance includes Non-GAAP measures. We have not provided a reconciliation of the Original Guidance to GAAP guidance ranges on the basis that doing so would involve unreasonable efforts.
(2)	The Revised Guidance includes Non-GAAP measures. We have not provided a reconciliation of the Revised Guidance to GAAP guidance ranges on the basis that doing so would involve unreasonable efforts.
(3)	Excludes impact of M&A and foreign currency.
(4)	Excludes impact of M&A and non-comparable items.

BorgWarner Inc. 2019 Proxy Statement

Proxy Summary	7

What Changed in 2018?

In 2018, to better align executive compensation to stockholder interest, we established EV performance targets under the MIP to provide maximum payout only if the Company performed in excess of the top of the range of the Original Guidance provided for those same measures. The maximum EV performance level for 2018 was set 12% higher than the target level, requiring significant outperformance beyond the Original Guidance to achieve a maximum payout. In addition, the Compensation Committee meaningfully increased the performance level required for a threshold payout and reduced the payout for threshold performance from 50% to 25% of the target award.

Stockholder Engagement

In 2018, management and our Board continued to conduct extensive outreach with our stockholders. We conducted outreach meetings primarily in December 2018. In total, we reached out to stockholders representing 53% of our outstanding shares (as of December 11, 2018) and held in-person meetings or calls with holders of 10% (as of December 11, 2018) and with proxy advisory firms, Glass Lewis and Institutional Shareholder Services (ISS). Stockholder feedback was shared and discussed with the full Board. Topics discussed with investors included diversity, separation of the CEO and Chair positions, Board composition and refreshment, business strategy, and sustainability.

Our Executive Compensation Goals and Guiding Principles

Our objective is to maintain an executive compensation program that:

■	attracts and retains the best possible global talent
■	motivates our executives to achieve goals that support the Company’s business strategy and goals (including growth and the creation of long-term value) while not encouraging excessive risk taking
■	links executives’ and stockholders’ interests through equity-based incentive plans
■	provides a compensation package that reflects individual performance as well as overall business results

2018 CEO Compensation

www.borgwarner.com

8	Proxy Summary

PROPOSAL 3	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board recommends that you vote “FOR” this proposal.

PROPOSAL 4	VOTE ON A STOCKHOLDER PROPOSAL TO REQUIRE INDEPENDENT BOARD CHAIRMAN
Our Board recommends that you vote “AGAINST” this proposal.

We will also take action upon any other business as may properly come before the 2019 Annual Meeting and any adjournments or postponements of that meeting.

Our Board or proxy holders will use their discretion on other matters that may arise at the 2019 Annual Meeting.

BorgWarner Inc. 2019 Proxy Statement

9

www.borgwarner.com

10	Table of Contents

BorgWarner Inc. 2019 Proxy Statement

11

3850 Hamlin Road
Auburn Hills, Michigan 48326

Proxy Statement

March 15, 2019

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (our “Board”) of BorgWarner Inc. (“BorgWarner” or the “Company”) for the Company’s 2019 Annual Meeting of Stockholders to be held at our headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan 48326 on Wednesday, April 24, 2019 at 9:00 a.m., local time, or at any adjournment or postponement thereof.

Internet Availability of Proxy Materials

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are providing our proxy statement, the form of proxy and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 to stockholders electronically via the internet. (Our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, which includes our audited financial statements, is not to be regarded as proxy solicitation material.) Our proxy statement and our 2018 annual report to stockholders are available at http://www.proxyvote.com.

On or about March 15, 2019, we will initiate delivery of proxy materials to our stockholders of record as of the close of business on March 1, 2019 via (1) a notice containing instructions on how to access materials online, (2) a paper copy mailing or (3) e-mail distribution. If you received a notice containing access instructions by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice we sent provides instructions on how to access and review all of the important information contained in the proxy materials. The notice also provides instructions on how you can submit your proxy over the internet or by telephone. If you received a notice containing access instructions by mail and would like to receive a printed copy of our proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice. If you received a printed copy of proxy materials by mail and would instead like to register to receive a notice of internet availability of proxy materials in the future, you can do so by any of the methods that follow:

Internet:	Telephone:	E-mail:
Access the internet, go to www.proxyvote.com and follow the enrollment instructions.	Call us free of charge at 1-800-579-1639 from within the United States or Canada.	Send us an e-mail at sendmaterial@proxyvote.com, using the control number on your proxy card as the subject line, and state whether you wish to receive a paper or e-mail copy of our proxy materials and whether your request is for this meeting only or all future meetings.

www.borgwarner.com

12	Proxy Statement

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 1, 2019 are entitled to vote at the meeting. As of such date, there were 207,609,482 outstanding shares of common stock. A list of all record holders of our stock will be available for examination by stockholders during normal business hours at 3850 Hamlin Road, Auburn Hills, Michigan 48326 at least ten days prior to the Annual Meeting and will also be available for examination at the Annual Meeting. On each matter considered at our Annual Meeting, you are entitled to one vote for each of your shares of common stock.

Voting

You have a choice of voting over the internet, by telephone, in person, or by using a traditional proxy card.

■	To vote by internet, go to www.proxyvote.com and follow the instructions there. You will need the number included on your proxy card, voter instruction form, or notice containing access instructions.
■

To vote by telephone, stockholders of record should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the number included on your proxy card, voter instruction form or notice.

■	To vote in person, you can attend and vote at the Annual Meeting.
■	If you received a paper copy of a proxy card or voter instruction form, you can mark, sign, and date the proxy card and return it in the envelope that was provided to you.

The deadline for voting by telephone or internet is 11:59 p.m. Eastern Time on April 23, 2019.

If you properly sign and return your signed proxy card or vote by telephone or by the internet before the Annual Meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of our Board.

If you hold your stock in “street name”, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. If you are a stockholder of record, you may change or revoke your vote at any time before the vote is taken by delivering a written notice of revocation to the Secretary of the Company or by submitting another vote on or before April 23, 2019 (including a vote in person at the Annual Meeting). For all methods of voting, your last vote cast will supersede all of your previous votes.

The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence in person or by proxy of the holders of a majority of common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

With respect to Proposal 1, our Amended and Restated By-laws (“By-laws”) require that a director nominee will be elected in an uncontested election only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on our Board. If a nominee who is currently serving as a Director is not re-elected, Delaware law provides that the Director would continue to serve on the board as a “holdover director.” Under our By-laws and Corporate Governance Guidelines, each Director submits an advance, contingent, irrevocable resignation that our Board may accept if stockholders do not re-elect the Director. In that situation, our Corporate Governance Committee would make a recommendation to our Board about whether to accept or reject the resignation or whether to take other action. Our Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

BorgWarner Inc. 2019 Proxy Statement

Proxy Statement	13

If you hold your stock in street name, your brokerage firm or other nominee may not vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the nine nominees for director. These are called broker non-votes. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Each of Proposal 2 (the advisory vote on executive compensation), Proposal 3 (stockholder ratification of the selection of our auditors), and Proposal 4 (a stockholder proposal) requires the affirmative vote of a majority of the votes cast to be approved. Accordingly, an abstention or a broker non-vote will have no effect on the outcome of any of those proposals.

Proposal 2 is an advisory vote. Even though your vote with respect to Proposal 2 is advisory and therefore will not be binding on the Company, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. At the Annual Meeting of Stockholders held in 2017, stockholders selected annual frequency for stockholder consideration of executive compensation on an advisory basis. Stockholders must reconsider the desired frequency of such consideration in 2023.

We expect that only Proposal 3 will be considered “routine” under NYSE rules. Therefore, your brokerage firm or other nominee may not vote your shares with respect to Proposals 1, 2, or 4 without specific instructions from you as to how to vote.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy Materials, as applicable, will be sent to any household at which two or more stockholders reside, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings, if any, in any way.

We will deliver promptly upon written or oral request a separate copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. If you share an address with another stockholder and you wish to receive a separate copy of any of those documents, you may inform us of your wish by contacting Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326 (tel: +1-248-754-9200). Similarly, if you share an address with another stockholder that is receiving multiple copies and wish to request that the number of copies of those documents being delivered to that address be reduced to a single copy, you may inform us of your wish by contacting Investor Relations at the above address and telephone number.

www.borgwarner.com

14

Proposal 1
Election of Directors

At this meeting, stockholders will elect nine directors to a one-year term that will expire at our 2020 Annual Meeting and until their respective successors have been duly elected and qualified. After 13 years of service, Thomas T. Stallkamp will complete his service on our Board at the Annual Meeting due to meeting the retirement age for directors. After two years of service, Roger A. Krone chose not to stand for re-election at the Annual Meeting. The Company thanks Messrs. Stallkamp and Krone for their guidance and years of service.

Our Board takes a thoughtful approach to its composition and refreshment, with focus on creating a balanced Board that, as a whole, has the expertise, knowledge, and qualifications needed to guide the Company in execution of its business strategy. The Corporate Governance Committee seeks to establish and maintain a Board that is strong in its collective knowledge and that possesses a diversity of skills, background, and experience with respect to vision, strategy, and executive leadership, business judgment and knowledge, corporate governance, accounting and finance, global markets, clean technology, government experience, and automotive industry knowledge. The Committee understands the value of cognitive diversity in decision making and has sought and will continue to seek qualified women and members of minority groups as Board candidates.

The current slate of director nominees blends fresh perspectives of newer directors with the continuity and institutional knowledge of longer-tenured directors for an average tenure of less than seven years. After a third-party assisted search and qualification process, our Board was pleased to welcome Deborah D. McWhinney and Paul A. Mascarenas as new directors in 2018.

See page 23 for information on our process for director nominations and candidate requirements.

Following the election of directors at this Annual Meeting, our Board will have nine members and no vacancies. Each of the nominees for election has agreed to serve if elected. All of the nominees are currently directors of the Company. In the event that any nominee should become unavailable for election, our Board may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card.

RECOMMENDATION

Our Board recommends a vote “FOR” the election of each of the nominees for director: Jan Carlson; Dennis C. Cuneo; Michael S. Hanley; Frédéric B. Lissalde; Paul A. Mascarenas; John R. McKernan, Jr.; Deborah D. McWhinney; Alexis P. Michas; and Vicki L. Sato.

Information on Nominees for Directors

The following pages set forth as of March 1, 2019, with respect to each of the director nominees, his or her name, the year in which he or she first became a director of the Company, age, principal occupation, and his or her current directorships in other entities; a narrative description of the directors’ experience, qualifications, attributes, and skills; all directorships at public companies and registered investment companies held since March 1, 2014; and a description of any relevant legal proceedings in which the director was involved since March 1, 2009.

BorgWarner Inc. 2019 Proxy Statement

Proposal 1	15

DIRECTORS AND NOMINEES

Jan Carlson, 58

President, Chief Executive Officer, and Chairman of the Board, Veoneer, Inc.
DIRECTOR SINCE 2010
OTHER CURRENT DIRECTORSHIPS Autoliv, Inc., Telefonakiebologet LM Ericsson, Veoneer, Inc.
BORGWARNER COMMITTEES Compensation, Governance Chair, Executive

Principal Occupation and Directorships

Mr. Carlson has been Chairman, President, and Chief Executive Officer of Veoneer, Inc., an automotive supplier, since April 2018. Mr. Carlson was President and Chief Executive Officer of Autoliv, Inc., an automotive supplier, from 2007 through June 2018 and has been Chairman of its board since May 2014. He joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President of Engineering of Autoliv and a member of that company’s Executive Committee. Mr. Carlson also currently serves on the board of directors, audit committee, and technology and science committee of Telefonaktiebolaget LM Ericsson.

Mr. Carlson brings to the Board international perspective concerning the global automotive industry and the experience and perspective of a currently-serving CEO of a global automotive supplier headquartered outside the United States. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Engineering Physics and Electrical Engineering from the University of Linköping, Sweden. He also received an honorary doctor degree from Linköping University in May 2018.

Dennis C. Cuneo, 69
Partner, Fisher & Phillips LLP; Owner, DC Strategic Advisors LLC DIRECTOR SINCE 2009 OTHER CURRENT DIRECTORSHIPS AK Steel Holding Corporation BORGWARNER COMMITTEES Audit, Compensation

Principal Occupation and Directorships

Mr. Cuneo, a former Toyota executive, has been an attorney with the law firm of Fisher & Phillips LLP since July 2010, serving as Partner of the firm’s Washington, D.C. office. He also operates his own consulting firm, DC Strategic Advisors LLC, which provides strategic business advice to companies in the auto industry and other industries. He was Senior Vice President of Toyota North America, Inc. from 2000 to 2006; Corporate Secretary and Chief Environmental Officer of Toyota Motor North America Inc. from 2004 to 2006; and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006. Mr. Cuneo was formerly Board Chairman of the Federal Reserve Bank of Cleveland, Cincinnati branch, is on the board of the Center for Automotive Research, and is Vice Chair of the Board of Trustees of Loyola University in New Orleans. Mr. Cuneo is also a director of AK Steel Holding Corporation. Mr. Cuneo brings experience in, and understanding of, the automotive industry and its trends.

Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Research Group. Mr. Cuneo also provides a legal perspective on issues facing the Board and the Company with respect to board oversight areas, corporate governance and regulatory matters.

www.borgwarner.com

16	Proposal 1

Michael S. Hanley, 63
Retired Global Automotive Leader, Ernst & Young LLP DIRECTOR SINCE 2016 OTHER CURRENT DIRECTORSHIPS Shiloh Industries, Inc. BORGWARNER COMMITTEES Audit Chair

Principal Occupation and Directorships

Mr. Hanley retired as a Partner from Ernst & Young LLP in 2014. He served as the firm’s Global Automotive Leader from 2003 to 2014 and was Senior Advisory Partner or Global Coordinating Partner for many automotive clients during his 24 years as a Partner.

Mr. Hanley’s extensive knowledge of accounting and his financial expertise in the automotive industry make him well qualified to serve as a member of our Board and as a member of the Audit Committee of our Board. Mr. Hanley provided assurance and industry advisory services to global audit clients for 37 years and was responsible for Ernst & Young’s automotive industry strategy and initiatives worldwide. He graduated from the University of Toledo and is a Certified Public Accountant (Retired). Mr. Hanley chairs the audit and nominating and governance committee, and serves on the compensation committee, of another public company, Shiloh Industries, Inc., of which he is a director.

Frédéric B. Lissalde, 51
President and Chief Executive Officer, BorgWarner Inc. DIRECTOR SINCE 2018 OTHER CURRENT DIRECTORSHIPS None BORGWARNER COMMITTEES Executive

Principal Occupation and Directorships

Mr. Lissalde has been President and Chief Executive Officer of the Company since August 2018. He was Executive Vice President and Chief Operating Officer of the Company from January 2018 to July 2018. From May 2013 to December 2017, he was Vice President of the Company and President and General Manager of BorgWarner Turbo Systems LLC.

Mr. Lissalde’s experience includes the integration of purchased companies, and the closing, opening, and restructuring of plants around the world. He formerly served as a board member of CLEPA (European Automotive Suppliers’ Association), based in Brussels, Belgium.

Prior to joining BorgWarner, Mr. Lissalde held positions at Valeo and ZF in the areas of program management, engineering, operations, and sales in the United Kingdom, Japan, and France.

Mr. Lissalde holds a Masters of Engineering degree from ENSAM - Ecole Nationale Superieure des Arts et Metiers - Paris, and an MBA from HEC Paris. He is also a graduate of executive courses at INSEAD - Institut Européen d’Administration des Affaires, Harvard, and MIT.

BorgWarner Inc. 2019 Proxy Statement

Proposal 1	17

Paul A. Mascarenas, 57

Venture Partner, Fontinalis Partners LLP;
Retired Chief Technical Officer, Ford Motor Company
DIRECTOR SINCE 2018
OTHER CURRENT DIRECTORSHIPS United States Steel Corporation, ON Semiconductor Corporation, Spartan Motors Inc.
BORGWARNER COMMITTEES Audit

Principal Occupation and Directorships

Mr. Mascarenas was the Chief Technical Officer of Ford Motor Company, an automotive manufacturer, from 2011 to 2014. He joined Ford in 1982 and held positions of increasingly significant responsibility. Previous positions included Vice President of Global Engineering from 2007 to 2011; Vice President of Vehicle Programs from 2005 to 2007; and Executive Director of Product Development from 2002 to 2004. He is currently a Venture Partner with Fontinalis Partners LLP, a venture capital firm, and serves on the boards of the United States Steel Corporation, ON Semiconductor Corporation and Spartan Motors Inc.

Mr. Mascarenas’ experience within the automotive industry and his 32-year career at Ford qualify him for membership on the Board. At Ford, he was responsible for their worldwide research organization, overseeing the development and implementation of the company’s technology strategy and plans. He was also responsible for the development and launch of many global products, including the F-Series, Explorer, Mustang, Taurus, Fusion and Focus models. The expertise Mr. Mascarenas has gained in his career and through his service on the board of public companies contributes broad understanding of technology, corporate governance matters, and industrial manufacturing. Mr. Mascarenas holds a Bachelor of Science degree in Mechanical Engineering from the University of London, King’s College and is a Chartered Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Society of Automotive Engineers (SAE) International. In addition, he holds an honorary doctorate degree from Chongqing University, and in 2015, was awarded an Order of the British Empire (OBE) for his services to the automotive industry.

John R. McKernan Jr., 70
Chairman and Chief Executive Officer, McKernan Enterprises, Inc. DIRECTOR SINCE 2009 OTHER CURRENT DIRECTORSHIPS Houghton Mifflin Harcourt Company BORGWARNER COMMITTEES Governance

Principal Occupation and Directorships

Governor McKernan is Chairman and Chief Executive Officer of McKernan Enterprises, Inc. He is also Senior Advisor to the U.S. Chamber of Commerce, where he served as President of its Foundation from October 2013 to February 2015. He served as Chairman of the Board of Education Management Corporation, a large provider of private post-secondary education in North America, from December 2008 to June 2012. He was Executive Chairman of Education Management Corporation from February 2007 to December 2008 and Chief Executive Officer from September 2003 until February 2007. He served on its board of directors from June 1999 to April 2015. Governor McKernan served as governor of the State of Maine from 1987 to 1995 and is a director of Houghton Mifflin Harcourt Company where he chairs the Compensation Committee.

Governor McKernan brings to our Board a blend of experience as a former governor of Maine, a former US Congressman, a former state legislator and former CEO of a public company. His knowledge of the legislative process combined with his demonstrated leadership capabilities and CEO’s perspective provide a valuable point of view to the Company’s board. Governor McKernan also has significant experience as a director. Governor McKernan’s practice of corporate, regulatory, and administrative law enables him to provide a legal perspective on issues facing the board and the Company in those areas and with respect to corporate governance.

www.borgwarner.com

18	Proposal 1

Deborah D. McWhinney, 63

Retired Chief Executive Officer of Global Enterprise Payments, Citigroup Inc.
DIRECTOR SINCE 2018
OTHER CURRENT DIRECTORSHIPS IHS Markit Ltd., Focus Financial Partners, Inc., Fluor Corporation
BORGWARNER COMMITTEES Compensation

Principal Occupation and Directorships

Ms. McWhinney retired from Citigroup Inc., one of the largest financial services firms, in 2013 as Chief Executive Officer of Global Enterprise Payments. She joined Citigroup in 2009 as President of Wealth Management & Personal Banking. Ms. McWhinney also co-chaired Citi Women, an internal program to improve training and sponsorship for women across the group and to develop high potential female executives. Prior to Citigroup, she spent six years as President of Charles Schwab Corp.’s division that serves financial advisors and was a member of the Schwab Bank board of directors. Ms. McWhinney is a board member of IHS Markit Ltd., Focus Financial Partners, Inc., and Fluor Corporation. Previously, she served on the Board of Lloyds Banking Group from 2015 to 2018, where she was Chair of the Cyber and IT Resilience Committee, and Fresenius Medical Company from 2016 to 2018. She is also on the Board of Trustees for the California Institute for Technology and the Institute for Defense Analyses.

In Ms. McWhinney’s former role at Citigroup, she was responsible for developing and implementing new mobile and online services around the globe for some of the world’s largest corporations and governments. The expertise Ms. McWhinney has gained in her career, and through her service on the boards of other public companies contributes financial expertise, knowledge of cyber security matters, and broad understanding of corporate governance matters. Ms. McWhinney holds a Bachelor of Science in Communications from the University of Montana.

Alexis P. Michas, 61

Non-Executive Chairman of the Board, BorgWarner Inc.;
Managing Partner, Juniper Investment Company, LLC
DIRECTOR SINCE 1993
OTHER CURRENT DIRECTORSHIPS PerkinElmer, Inc.
BORGWARNER COMMITTEES Executive Chair

Principal Occupation and Directorships

Mr. Michas is the founder and Managing Partner of Juniper Investment Company, LLC, an investment fund. Mr. Michas is also a Principal of Aetolian Investors, LLC, a registered Commodity Pool Operator. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the lead director of PerkinElmer, Inc. and a director of Theragenics Corporation, a privately held company. Mr. Michas also served as the Non-Executive Chairman of the Board of Directors of Lincoln Educational Services Corporation until 2015 and as a director of Allied Motion Technologies, Inc. until July 2017.

Mr. Michas brings to our Board many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise allows Mr. Michas to provide our Board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as a lead director and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ knowledge of the Company and his thorough understanding of the role of boards of directors qualify him to serve on our Board and as Non-Executive Chairman.

BorgWarner Inc. 2019 Proxy Statement

Proposal 1	19

Vicki L. Sato, Ph.D., 70

Retired Professor of Management Practice, Harvard Business School
DIRECTOR SINCE 2014
OTHER CURRENT DIRECTORSHIPS Bristol-Myers Squibb Company, Syros Pharmaceuticals, Inc., Denali Therapeutics, Inc.
BORGWARNER COMMITTEES Compensation Chair, Governance

Principal Occupation and Directorships

Dr. Sato is an accomplished executive and scientist with an extensive background advising and leading companies in life sciences innovation. Dr. Sato served as Professor of Management Practice at Harvard Business School from 2006 until her retirement in 2017. At Harvard, she was Founding Faculty Chair of the Blavatnik Fellowship in Life Science Entrepreneurship program. From 1992 to 2005, she was with Vertex Pharmaceuticals, initially as Chief Scientific Officer and Chair of the scientific advisory board, and subsequently as President from 2000 to 2005. Prior to joining Vertex, she was with Biogen, Inc., from 1984 to 1992, concluding her tenure there as Vice President of Research and as a member of the scientific advisory board. Dr. Sato continues to serve as a business advisor to enterprises in the biotechnology and pharmaceutical industries. She is currently a director of Bristol Myers Squibb Company and Syros Pharmaceuticals, Inc. as well as Non-Executive Chair of Denali Therapeutics, Inc., all publicly-held companies. Previously, Dr. Sato served as a director of PerkinElmer from 2003 to 2017. In addition to her public board service, she is Chairman to privately held Vir Biotechnology, Inc. She was recently appointed co-chair of the Advisory Council of LifeSci: NYC, a public service group that advises New York City on matters of life science competitiveness. She is the author of numerous professional publications and received her AB, AM, and Ph.D. degrees from Harvard University.

Dr. Sato’s previous roles as chief scientific officer and vice president of research for multi-national companies, as well as her academic work on science-driven entrepreneurship, allow her to offer guidance as we develop our technology initiatives and collaborative efforts. The expertise Dr. Sato has gained through her service on the boards of other public companies contributes broad understanding of corporate governance matters.

No director nominee, director or executive officer is related to any other director nominee, director or executive officer (or to any director or executive officer of any of the Company’s subsidiaries) by blood, marriage or adoption. There are no arrangements or understandings between any nominee or any of our directors or executive officers or any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director of the Company or any of its subsidiaries. No director or executive officer of the Company is party to, or has any material interests in, any material legal proceedings that are adverse to the Company or its subsidiaries.

www.borgwarner.com

20	Proposal 1

Corporate Governance Principles and Board Matters

INDEPENDENCE OF THE DIRECTORS

Our Board has determined that all Board members meet the independence requirements of the New York Stock Exchange (“NYSE”), with the exception of Mr. Lissalde, our President and CEO. Under the Company’s Corporate Governance Guidelines, a director will not be considered independent unless our Board determines that such Director has no direct or indirect material relationship with the Company. In addition, the Company’s Corporate Governance Guidelines provide, among other things, that:

■	a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship
■	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation
■	a director who is affiliated with or employed by, or whose immediate family member is a current partner of, the internal or external auditor of the Company, is a current employee of such a firm and personally works on the Company’s audit or was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit at that time, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship
■	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee, is not “independent” until three years after the end of such service or the employment relationship
■	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold
■	a director who is not considered independent by relevant statute or regulation is not “independent”

BOARD LEADERSHIP STRUCTURE

Our Board currently separates the role of Chairman and CEO. Mr. Michas, an independent director, is Non-Executive Chairman and Mr. Lissalde is President and CEO. Our Board believes that separating the Chairman and CEO positions provides the most appropriate leadership structure for the Company at this time. Separating the Chairman and CEO positions takes best synergetic advantage of the talents of two leaders and allows Mr. Lissalde to devote his full attention to focusing on his responsibilities as CEO without the additional responsibilities of Chairman. The Non-Executive Chairman focuses on:

■	effectiveness and independence of our Board, including providing independent oversight of the Company’s management and affairs on behalf of the Company’s stockholders
■	serving as the principal liaison between the Company’s management and the independent directors
■	contributing to agenda planning and chairing the executive session of non-employee directors at each regularly scheduled Board meeting
■	facilitating discussion among the independent directors on key issues and concerns outside of Board meetings;
■	consulting with the CEO and independent directors regarding Board agenda items;
■	approving the scheduling of Board meetings and approving the agenda and materials for each Board meeting and executive session of our Board’s nonemployee, independent directors
■	presiding over all meetings of our Board;
■	communicating with stockholders when appropriate;
■	overseeing the CEO, full Board and individual director evaluation processes;
■	other responsibilities that the independent directors as a whole might designate from time to time.

Director Michas, previously Lead Director, became Non-Executive Chairman in April 2013 upon the retirement of the previous Executive Chairman.

Our Board recognizes that no single leadership model is right for all companies at all times. Our Board has reserved for itself the discretion to determine the most appropriate leadership structure for the Company and our Board reviews the leadership structure from time to time.

BorgWarner Inc. 2019 Proxy Statement

Proposal 1	21

Stockholder Communication with the Board

Stockholders interested in communicating with the Non-Executive Chairman or with non-management directors may do so by writing to such director, in care of our Secretary, 3850 Hamlin Road, Auburn Hills, Michigan, 48326. The Leadership section on our website located at https://www.borgwarner.com/company/leadership lists the current members of our Board. We open and forward mail to the director or directors specified in the communication.

BOARD COMMITTEES

Our Board held seven meetings during 2018. Each of the directors attended at least 75% of the meetings of our Board and each committee on which he or she served while members of them. Our Corporate Governance Guidelines set forth the Company’s policy that directors should use their best efforts to attend the Company’s Annual Meeting of Stockholders. All directors serving at the time of the 2018 Annual Meeting of Stockholders attended the meeting.

Our Board has a standing Compensation Committee, Audit Committee, Corporate Governance Committee and Executive Committee. The charters for each of our principal Board committees can be found on the Company’s website at www.borgwarner.com. The responsibilities of our Board committees are set forth in their charters, which are reviewed at least annually.

	Compensation	Audit	Corporate Governance	Executive
Jan Carlson	⬛		⬛	⬛
Dennis C. Cuneo	⬛	⬛
Michael S. Hanley		⬛
Roger A. Krone		⬛
Frédéric B. Lissalde				⬛
Paul A. Mascarenas		⬛
John R. McKernan, Jr.			⬛
Deborah D. McWhinney	⬛
Alexis P. Michas				⬛
Vicki L. Sato, Ph.D.	⬛		⬛
Thomas T. Stallkamp	⬛	⬛

⬛	Member	⬛	Chair

COMPENSATION COMMITTEE

Members: Sato Chair, Carlson, Cuneo (as of November 2018), McWhinney (as of November 2018), Stallkamp

All members of the Compensation Committee are independent under the New York Stock Exchange rules

Number of Meetings in 2018: five

Compensation Committee Purpose: The Compensation Committee Charter provides that the Compensation Committee will, among other things, assist our Board in fulfilling its oversight responsibility relating to:

■reviewing and approving the Company’s stated executive compensation philosophy and strategy to ensure that members of management are rewarded appropriately for their contributions to corporate growth and value creation and that the executive compensation strategy supports corporate objectives and stockholder interests
■reviewing and approving, chief executive officer and other executive officer remuneration and compensation plans, and supervising the administration of these plans
■ensuring that the compensation of Executive Officers is internally equitable, is externally competitive, motivates Executive Officers toward the achievement of business objectives and aligns their focus with the long-term interests of the Company and its stockholders

In April 2018, the Compensation Committee reviewed the Compensation Committee Charter and recommended to our Board that it was not necessary to make changes to it. Stockholders can find it on our website located at https://www.borgwarner.com/en/investors/corporate-governance.

www.borgwarner.com

22	Proposal 1

AUDIT COMMITTEE
Members: Hanley Chair, Cuneo, Krone, Mascarenas (as of November 2018), Stallkamp The Number of Meetings in 2018: eight

Audit Committee Purpose: The Audit Committee Charter provides that the Audit Committee will among other things, assist the full Board in fulfilling our Board’s oversight responsibility relating to:

■quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company
■appointment, compensation, retention and oversight of the independent registered public accounting firm
■monitoring the independent registered public accounting firm’s qualifications, independence and work (including resolving any disagreements between the Company’s management and the independent registered public accounting firm regarding financial reporting)
■pre-approval of all services to be performed by the independent registered public accounting firm
■monitoring of the performance of the Company’s internal audit function and reviewing, on behalf of our Board, the Company’s pension plans and risk management programs

In October 2018, the Audit Committee reviewed the Audit Committee Charter and recommended to our Board that it was not necessary to make substantive changes to it. A position title was updated, and reviewing and discussing cyber security risk management practices were expressly included in the Audit Committee’s responsibilities. It is attached to this proxy statement as Appendix A and stockholders can find it on our website at https://www.borgwarner.com/en/investors/corporate-governance.

Each member of the Audit Committee meets the independence requirements set by the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. The Audit Committee has three members who are qualified as audit committee financial experts as defined by the rules and regulations of the SEC. They are Messrs. Hanley (who serves as Chair), Krone, and Stallkamp. None of the members of the Audit Committee simultaneously serve on the audit committees of more than two other public companies.

CORPORATE GOVERNANCE COMMITTEE
Members: Carlson Chair (as of May 2018), McKernan, Sato Number of Meetings in 2018: six

Corporate Governance Committee Purpose: The Corporate Governance Committee Charter provides that the Corporate Governance Committee will assist our Board in fulfilling its oversight responsibility by, among other things, making recommendations regarding:

■Board composition and structure
■corporate governance principles, including the nature, duties, and powers of Board committees
■term of office for members
■qualified persons to be nominated for election or re-election as directors including stockholders’ suggestions for Board nominations
■the emergency successor to the CEO
■any requests for waivers of application of the Company’s Code of Ethical Conduct
■any related person transactions
■oversight of the Company’s sustainability strategy, policies, and procedures

The Corporate Governance Committee also establishes criteria for Board and committee membership, evaluates Company policies relating to the recruitment of directors and oversees the evaluation of our Board, its committees and management.

The Corporate Governance Committee will consider nominees for our Board from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.

Stockholder-recommended candidates and stockholder nominees whose nominations comply with the required procedures and who meet the criteria referred to below will be evaluated by the Corporate Governance Committee in the same manner as the Corporate Governance Committee’s nominees.

BorgWarner Inc. 2019 Proxy Statement

Proposal 1	23

In July 2018, the Corporate Governance Committee reviewed the Corporate Governance Committee Charter and recommended to our Board that it was not necessary to make changes to it. Stockholders can find it on our website located at https://www.borgwarner.com/en/investors/corporate-governance.

DIRECTOR NOMINEE REQUIREMENTS

The Corporate Governance Committee seeks to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, background, and experience in areas identified as relevant to guide the Company in execution of its business strategy, recognizing that these areas may change over time. In considering whether to recommend to the full board any candidate for inclusion in our Board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the extent to which candidates possess the following factors:

■	the highest personal and professional ethics, integrity, and values
■	demonstrated business acumen, experience, and ability to use sound judgment to contribute to effective oversight of the business and financial affairs of the Company
■	ability to evaluate strategic options and risks and form independent opinions, stated constructively to contribute to guidance and direction of the Company
■	active, objective, and constructive participation at meetings of our Board and its committees, with flexibility in approaching problems
■	open mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders
■	stature to represent the Company before the public, stockholders and various others who affect the Company
■	involvement only in activities and interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders
■	willingness to objectively appraise management performance in the interest of the stockholders
■	interest and availability of time to be involved with the Company and its employees over a sustained period
■	ability to work well with others, with deep and wide perspective in dealing with people and situations, and respect for the views of others
■	a reasoned and balanced commitment to the social responsibilities of the Company
■	contribution to our Board’s desired diversity and balance
■	willingness of independent directors to limit public company board service to four or fewer boards (any exceptions would require Corporate Governance Committee approval)
■

willingness to tender, promptly following the Annual Meeting at which they are elected or re-elected as director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next Annual Meeting at which they face re-election and (ii) our Board's acceptance of such resignation

■	willingness to provide all information, including completion of a questionnaire, required by the Company’s By-laws

Nomination Process and Evaluation

The Corporate Governance Committee accepts candidate recommendations and referrals from a variety of sources including stockholders, directors, management, search firms and other sources. An overview of the process undertaken by the Committee when evaluating candidates includes:

■	Use of skills matrix to identify specific attributes desired to be represented on our Board
■	An assessment of the candidates’ freedom from conflicts of interest and independence
■	Consideration of the narrowed pool of candidates’ qualifications, expertise, and cognitive diversity
■	Candidates are discussed and interviewed by the Committee, Non-Executive Chairman and CEO
■	The Committee recommends nominees to the full board
■	The full board selects nominees
■	Stockholders vote on nominees at annual stockholders’ meetings
■	The Committee evaluates the full board, its committees and individual directors annually

Process for Nomination by Stockholders

Stockholders who wish to nominate candidates must do so in accordance with the procedures required in our By-laws. Stockholders submitting such nominations must provide the information and background material to our Corporate Secretary, 3850 Hamlin Road, Auburn Hills, Michigan 48326 not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder who wishes to have a nomination considered at the 2020 Annual Meeting must deliver the required materials between December 26, 2019 and January 25, 2020.

The Company’s By-laws require, among other things, that the nominating stockholder disclose all material monetary agreements between the nominating stockholder and the nominees; that director nominees (including our Board’s nominees) complete a questionnaire regarding the nominee’s background, qualifications, and conflicts of interest; and that stockholders nominating candidates must disclose economic interests, including all direct and indirect compensation between or among such stockholder and such stockholder’s respective affiliates and associates, on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand.

The Company’s Corporate Governance Committee Charter provides that the Corporate Governance Committee considers suggestions for Board membership submitted by stockholders in accordance with the notice provisions and procedures set forth in our By-laws.

www.borgwarner.com

24	Proposal 1

Proxy Access

In addition, we have a proxy access right in our By-laws that permits a stockholder, or a group of up to 25 stockholders, owning continuously for at least three years shares of our Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements of our By-laws. For the 2020 Annual Meeting of Stockholders, notice of proxy access director nominees must be received by our Corporate Secretary at 3850 Hamlin Road, Auburn Hills, Michigan, 48326 no earlier than October 17, 2019 and no later than the close of business on November 16, 2019.

EXECUTIVE COMMITTEE
Members: Michas Chair, Carlson (as of July 2018), Lissalde (as of August 2018) The Executive Committee did not meet during 2018

The Executive Committee is empowered to act for the full Board during intervals between Board meetings when telephonic meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated.

EXECUTIVE SESSIONS

The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of our Board. Non-Executive Chairman Michas is the current presiding director. All of the Committees of our Board also meet in executive session without the presence of any corporate officer or members of management in conjunction with regular meetings of the Committee. Interested parties can make concerns known directly to the non-management directors on-line at compliancehotline.borgwarner.com or by toll-free call to 1-800-461-9330.

CERTAIN TRANSACTIONS

Certain Relationships and Related Transactions, and Director Independence

The Company has adopted a written policy concerning Related Party Transactions under which the Corporate Governance Committee is responsible for review, disapproval or approval or ratification of any Related Party Transactions in which a director, nominee for director or Executive Officer or Immediate Family Member of any of them has a material interest.

RISK OVERSIGHT

Our Board regularly and continually receives information intended to apprise it of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management assesses the degree to which risk management is integrated and continually seeks opportunities to further engrain enterprise risk management, into business processes throughout the organization. Our Board actively encourages management to continue to drive this evolution. In 2018, our Board endorsed the Company’s continued enhancement of its enterprise risk management governance infrastructure, processes, integration, communications, and sustainability.

While our Board has responsibility for oversight of the Company’s risk management practices, the Audit, Compensation and Corporate Governance Committees of our Board contribute to the risk management oversight function. In particular, the Audit Committee focuses on financial and compliance risk, including internal controls and cyber-security risk management practices, and receives risk assessment and management reports from the Company’s internal Enterprise Risk Management Committee and from the Company’s information technology and internal audit functions. The members of the Enterprise Risk Management Committee (the Company’s Controller, Treasurer, Vice President of Internal Audit, Vice President of Strategic Risk Management, Director of Strategic Risk Management, Vice President and Chief Compliance Officer, Vice President, and Chief Information Officer and business operations leaders) have direct access to the Audit, Compensation and Corporate Governance Committees and our Board. The Audit Committee receives, reviews, and discusses regular reports from them concerning risk identification and assessment, risk management policies, and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected. In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long-term business strategy and objectives. The Corporate Governance Committee oversees risk management practices in its domain, including director candidate selection, governance, and succession matters.

BorgWarner Inc. 2019 Proxy Statement

25

Proposal 2
Approval, by Advisory Vote, of the Compensation of Our Named Executive Officers

Our stockholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Accordingly, we are seeking input from stockholders with this advisory vote on the compensation of our named executive officers. The vote on this proposal is not intended to address any specific element of compensation; but rather, the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

While this vote is advisory, and not binding on our Company, it provides valuable information to our Compensation Committee. Our Board and the Committee value the opinions of our stockholders.

Over the last several years, the Compensation Committee made several enhancements to the executive compensation program to address key concerns raised by stockholders during our extensive outreach and to better align with the Company’s evolving strategy. The redesigned program has worked – effectively motivating our employees to deliver organic growth and take actions that resulted in an improvement in our stockholder returns in 2017, its first year of operation.

2018 follows a successful period when our Board and management redefined the Company’s strategy to become a propulsion leader. In the second half of 2018, the U.S. government enacted tariffs directed at China (the largest growth market for the auto industry) that resulted in, among other things, rapid industry volume declines in China. As a result of these headwinds, the Company achieved mixed results for the year:

■	Record annual revenue for 2018.
■	A decline in our stock price, consistent with other companies in our sector. As a result, the relative Total Stockholder Return, or TSR, metric of the long-term incentive plan did not generate a payout and has not done so since the 2011-2013 performance period.
■	Overall financial performance was not in line with the Original Guidance (please see page 6), and accordingly, the 2018 MIP, paid out at 92.5% of the target award level.
■	Management delivered performance critical to the Company’s strategy by delivering annualized revenue growth, excluding the impact of M&A and foreign exchange rate changes, of 7.1% for the three-year period ended December 31, 2018. This growth exceeded the weighted average growth in the vehicle markets that the Company serves by 5.8%. Therefore, RRG performance shares paid out at 190% of target for that period.

We recognize that our performance in 2018 did not meet all of our expectations for the year. However, we believe that our compensation program, as designed to address the underperformance in prior years and in response to stockholder feedback, has resulted in appropriate compensation for our executives in 2018 and will continue to incentivize our employees to deliver growth and stockholder return in the future.

www.borgwarner.com

26	Proposal 2

HIGHLIGHTS OF THE 2018 EXECUTIVE COMPENSATION PROGRAM

Element	Key Features of Our Compensation Program
Salary
■Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s peer group) with actual salaries reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities and individual and business performance

Annual Cash Incentive
■Reviewed annually, adjusted as appropriate to align with median levels (50th percentile of the Company’s peer group) with actual cash incentives reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance
■Variable pay component focused on short-term annual objectives that demonstrate the strength of the business over the long-term
■100% based on achievement of total Company economic value, or EV, a dynamic measure of how well we convert investments into increased stockholder value
■Targets based on the high end of the Company’s guidance range for operating earnings and cash flow generation

Long-Term Equity Incentive
■Reviewed annually, adjusted as appropriate to align with median levels (50th percentile of the Company’s peer group) with actual long-term equity incentives reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities and individual and business performance
■Two-thirds in Performance Shares
■50% based on relative TSR measured at the end of a 3-year performance period
■50% based on RRG at the end of a 3-year performance period
■No payout for relative TSR performance below the 25th percentile
■Maximum relative TSR payout requires performance at or above the 75th percentile
■RRG which exceeds the market by 2% results in a threshold payout and a maximum RRG payout requires market outperformance of 6%
■One-third in Restricted Shares
■50% vesting after two years and the remainder vesting after three years

BorgWarner Inc. 2019 Proxy Statement

Proposal 2	27

We maintain the highest level of oversight of our executive compensation program. Our Board, our Chairman, CEO, and our Chief Human Resources Officer engage in a rigorous talent review process annually to address succession and executive development for our CEO and other key executives. We closely monitor the compensation programs and pay levels of executives from other companies that we believe to be similar to the Company in business characteristics and economics.

Accordingly, for the reasons we discuss above, our Board recommends that stockholders vote in favor of the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our named executive officers, assuming that a quorum is present. For purposes of determining the advisory vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by our Board will be voted “FOR” approval of the compensation unless a stockholder specifies otherwise.

RECOMMENDATION
Our Board recommends a vote “FOR” the approval, by advisory vote, of the compensation of our named executive officers.

www.borgwarner.com

28

Executive Compensation

BorgWarner Inc. 2019 Proxy Statement

29

Compensation Discussion and Analysis

Executive Compensation Summary

One of the greatest assets is our employees. Our named executive officers for 2018 who were officers as of December 31, 2018 are listed below:

OUR NAMED EXECUTIVE OFFICERS
Frédéric B. Lissalde, 51
President and Chief Executive Officer, BorgWarner Inc. EMPLOYEE SINCE 1999

Biography

Mr. Lissalde has been President and Chief Executive Officer of the Company since August 2018. He was Executive Vice President and Chief Operating Officer of the Company from January 2018 to July 2018. From May 2013 to December 2017, he was Vice President of the Company and President and General Manager of BorgWarner Turbo Systems LLC.

Mr. Lissalde’s experience includes the integration of purchased companies, and the closing, opening, and restructuring of plants around the world. He formerly served as a board member of CLEPA (European Automotive Suppliers’ Association), based in Brussels, Belgium.

Prior to joining BorgWarner, Mr. Lissalde held positions at Valeo and ZF in the areas of program management, engineering, operations, and sales in the United Kingdom, Japan, and France.

Mr. Lissalde holds a Masters of Engineering degree from ENSAM - Ecole Nationale Superieure des Arts et Metiers - Paris, and an MBA from HEC Paris. He is also a graduate of executive courses at INSEAD - Institut Européen d’Administration des Affaires, Harvard, and MIT.

Ronald T. Hundzinski, 60
Executive Vice President and Chief Financial Officer (Retired as of December 31, 2018) EMPLOYEE SINCE 2005

Biography

Mr. Hundzinski served as Vice President and Chief Financial Officer from March 2012 until his retirement from the Company on December 31, 2018. He was responsible for investor relations, mergers and acquisitions, treasury, tax, internal audit, financial reporting, sustainability and information technology.

www.borgwarner.com

30	Compensation Discussion and Analysis

Robin Kendrick, 54
Vice President, BorgWarner Inc. and President and General Manager, BorgWarner Turbo Systems LLC EMPLOYEE SINCE 2011

Biography

Mr. Kendrick is an officer of the Company and, since January 2018, he has served as the President & General Manager of BorgWarner Turbo Systems.

Mr. Kendrick joined BorgWarner in September 2011 as Vice President of the Company and President and General Manager, BorgWarner Transmission Systems LLC.

Before joining BorgWarner, Mr. Kendrick worked at RGF-AG, a spin-off of Acument Global Technologies, as President and Chief Executive Officer.

Mr. Kendrick was also Vice President and General Manager at American Axle & Manufacturing for the Driveshaft and Halfshaft Operations.

Mr. Kendrick holds a Bachelor’s degree in Mechanical Engineering from the University of Leeds in the U.K.

Joseph F. Fadool, 52
Vice President, BorgWarner Inc. and President and General Manager, BorgWarner Emissions Systems LLC and BorgWarner Thermal Systems Inc. EMPLOYEE SINCE 2010

Biography

Mr. Fadool was named Vice President of the Company and President and General Manager of BorgWarner Emissions Systems LLC and BorgWarner Thermal Systems Inc. in 2017. In 2012, he became President and General Manager of BorgWarner Morse Systems. He joined BorgWarner in July 2010 as Vice President and General Manager for TorqTransfer Systems. He was promoted to President and General Manager of TorqTransfer Systems in June 2011.

Prior to joining BorgWarner, Mr. Fadool worked at Continental Automotive Systems as Vice President for North American Electronic Operations. He previously held various positions with increasing responsibility at Continental and Siemens VDO Automotive since 1996 including general management, operations, sales, and program management. Prior to joining Continental, he spent seven years with Ford Motor Co., where he was involved in project management, product development and the launches of several major vehicles, including the Mustang and Taurus programs.

Mr. Fadool earned a Bachelor of Science degree in electrical engineering from Lawrence Technological University in Southfield, Michigan, in 1989 and received his Master of Science degree in computer and electronic controls from Wayne State University in Detroit, Michigan in 1993.

BorgWarner Inc. 2019 Proxy Statement

Compensation Discussion and Analysis	31

Tonit M. Calaway, 51
Executive Vice President, Chief Legal Officer and Secretary EMPLOYEE SINCE 2016

Biography

Ms. Calaway was named Executive Vice President, Chief Legal Officer and Secretary of BorgWarner Inc. in August 2018. In this role she oversees the global legal function. Previously, Ms. Calaway served as Executive Vice President and Chief Human Resources Officer since 2016, where she managed all aspects of human resources for employees around the globe, including compensation and benefits, talent management, labor, employment, and related management issues.

Before joining BorgWarner, Ms. Calaway held various positions during her 18-year career at Harley-Davidson, Inc., a motorcycle manufacturer, in Milwaukee, Wisconsin. Most recently, she served as Vice President of Human Resources, where she guided company-wide leadership development, compensation and benefits, labor relations and diversity initiatives, and President of The Harley-Davidson Foundation. A securities attorney by training, Ms. Calaway rose through the legal department, serving as Associate General Counsel - Motor Company Operations, Assistant General Counsel, Chief Compliance Counsel, and Assistant Secretary.

Ms. Calaway is a graduate of the University of Wisconsin - Milwaukee, and received her juris doctorate from the University of Chicago Law School. She is a member of the State Bar of Wisconsin.

Compensation Philosophy

Attracting and retaining a highly-talented workforce – at all levels within our organization – is a top priority at BorgWarner. We are committed to providing competitive compensation opportunities designed to deliver equal pay for equal work regardless of race, ethnicity, or gender.

As part of our regular compensation process, our Board and senior management team, with input from outside, independent compensation consultants, conduct comprehensive analyses to ensure that our compensation programs continue to support our business strategy, pay-for-performance philosophy, and competitive pay practices. Through this work, we can make informed decisions about each employee’s compensation in the context of their role at the Company, experience, geography, and performance to determine if any adjustments are needed to align pay with external market practices or internal comparable positions.

We also strive to ensure pay equity among comparable jobs across the Company. To this end, we conduct a deeper evaluation that looks closely at pay among our employees performing comparable work to understand where pay disparities might exist, taking into account responsibility level, performance and experience. Where areas for improvement are found, we take corrective action — reinforcing our commitment to a diverse and inclusive culture where all our employees are paid in an equitable manner and have equal opportunities for success.

Management regularly reports to our Board on each of these efforts, consistent with our Board’s commitment to the same goals.

In addition to these priorities, our Compensation Committee has identified the following key components of our executive compensation philosophy.

■	Align the interests of our executives with the long-term interests of the business, our stockholders, and employees
■	Motivate exceptional performance through measurable metrics that support our long-term strategy of growth and value creation
■	Attract, develop, motivate, and retain top global talent
■	Pay competitively across salary grades in all regions of the world
■	Apply compensation program design in a consistent manner across the organization
■	Mitigate excessive risk taking
■	Reflect the input of our stockholders

www.borgwarner.com

32	Compensation Discussion and Analysis

Company Performance Overview

BorgWarner is a leading producer of highly-engineered components and systems for vehicle propulsion worldwide. During 2018, the Company experienced significant financial challenges as a result of the rapid industry volume declines in Europe and China in the second half of 2018 and regulatory and economic headwinds. As a result of these unexpected changes in the global economy, the Company reduced its guidance, or Revised Guidance, to the financial community in September 2018. The Compensation Committee set the 2018 total Company EV target under the MIP above the high end of the Original Guidance (please see page 6), but performance did not reach the target level and resulted in a MIP payout at 92.5% of target. Details of this calculation are provided on page 40.

Despite the economic headwinds and the Revised Guidance, revenue was at a record level and the revenue growth we experienced in 2018 helped drive an annualized growth rate of 7.1%, excluding the impact of currency and M&A, for the three-year period ended December 31, 2018. This growth exceeded the weighted average growth in the vehicle markets that the Company serves by 5.8%.

2018 operational highlights versus the Original and Revised Guidance include:

(1)	The Original Guidance includes Non-GAAP measures. We have not provided a reconciliation of the Original Guidance to GAAP guidance ranges on the basis that doing so would involve unreasonable efforts.
(2)	The Revised Guidance includes Non-GAAP measures. We have not provided a reconciliation of the Revised Guidance to GAAP guidance ranges on the basis that doing so would involve unreasonable efforts.
(3)	Excludes impact of M&A and foreign currency.
(4)	Excludes impact of M&A and non-comparable items.

In support of our compensation philosophy, our annual and long-term incentive plans are based on measurable and objective performance metrics, with outcomes strongly linked to our short-term operational performance and long-term market performance. For 2018, the impact of Company performance over the past one- and three-year performance cycles translated into a mix of long-term incentive outcomes:

■	Three-year relative total stockholder return, or TSR, was below threshold ➔ no performance shares earned
■	Three-year relative revenue growth, or RRG, was above target ➔ performance shares earned at 190% of target
■	Economic value, or EV, in line with expectations, slightly below target ➔ cash incentive earned at 92.5% of target

BorgWarner Inc. 2019 Proxy Statement

Compensation Discussion and Analysis	33

Compensation Program Overview and Elements

Effective August 1, 2018, we named Frédéric B. Lissalde President and CEO, replacing James R. Verrier. Approximately 86% of target compensation established when we promoted Mr. Lissalde to CEO is tied to performance, with the majority tied to long-term growth and stockholder returns. A significant portion of compensation is at-risk and dependent upon the achievement of rigorous and objective performance requirements.

2018 CEO Compensation

Element	Key Features of Our Compensation Program
Salary
■Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s peer group discussed on page 42) with actual salaries reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities and individual and business performance

Annual Cash Incentive
■Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s peer group) with actual annual cash incentives reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance
■Variable pay component focused on short-term annual objectives that demonstrate the strength of the business over the long-term
■100% based on achievement of EV, a dynamic measure of how well we convert investments into increased stockholder value
■Targets based on the high end of the Company’s guidance range for operating earnings and cash flow generation

Long-Term Equity Incentive
■Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s peer group) with actual long-term equity incentives reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities and individual and business performance
■Two-thirds in Performance Shares
■50% based on relative TSR measured at the end of a 3-year performance period
■50% based on RRG at the end of a 3-year performance period
■No payout for relative TSR performance below the 25th percentile
■Maximum relative TSR payout requires performance at or above the 75th percentile
■RRG that exceeds the market by 2% results in a threshold payout and a maximum RRG payout requires market outperformance of 6%
■One-third in Restricted Shares
■50% vesting after two years and the remainder vesting after three years

www.borgwarner.com

34	Compensation Discussion and Analysis

Compensation Alignment to Performance

Realized compensation for the CEO position over the last three years is 20% below the values reported in the summary compensation table, primarily because we have not made payouts under our relative TSR performance share awards for any of the last three 3-year periods. We believe this demonstrates strong-pay-for-performance alignment.

Three-Year CEO Compensation
(in 000s)

Stockholder Engagement

The Compensation Committee and our Board were pleased that our stockholders continued to support our executive compensation program which was enhanced in part as a result of our outreach efforts in 2016 and 2017. Our say-on-pay proposal received support from 94% of votes cast at our 2018 Annual Meeting. We engaged with stockholders during the fall of 2018 and continued to receive positive feedback on the program and changes that we have made to our executive compensation disclosures.

The Company is committed to continuing this dialog with stockholders, as this feedback helps inform the Board and is a factor in making executive compensation decisions.

Leading Compensation Governance Practices

■	Stockholder engagement informs compensation program
■	Significant portion of executive pay performance-based and at risk
■	Rigorous goal setting process
■	Annual compensation assessment
■	Annual risk assessment
■	Stock ownership guidelines for executives
■	Clawback policy for recoupment of incentive compensation under certain conditions
■	Policies prohibiting hedging or pledging of Company stock
■	Double-trigger change in control provisions for restricted stock

BorgWarner Inc. 2019 Proxy Statement

35

Executive Compensation Program Elements

Our Compensation Committee performs a strategic review of our executive officers’ compensation at least annually, in addition to discussions at Compensation Committee meetings held throughout the year. During this review, the Compensation Committee evaluates our compensation philosophy and objectives to ensure that they continue to reflect our intention to pay for performance, our business strategies, competitive realities, and our Board’s determination of what is in the best interests of stockholders. The Committee also considers feedback from our stockholders. Our Compensation Committee then determines whether our compensation program meets these objectives, provides adequate incentives and motivation to our executive officers, and adequately compensates our executive officers relative to comparable officers at other companies with which we compete for executive talent. As part of this strategic review for 2018, our Compensation Committee determined the compensation of our Senior Executive Team including our CEO, former CEO, former CFO, former Chief Legal Officer and the three other officers whose compensation is detailed in the Summary Compensation Table on page 45. For compensation decisions relating to executive officers other than our CEO, our Compensation Committee considers recommendations from our CEO.

The key elements of our executive compensation program are base salary, short-term incentives through our Management Incentive Plan (“MIP”), and long-term incentives in the form of performance shares and restricted stock. We strive to have each compensation element complement the others and reward the achievement of short-term and long-term business objectives.

Management Incentive Plan

The MIP is our cash-based, annual incentive plan for executives. We have designed it to focus key managers on creating EV for the Company and reinforce teamwork and collaboration by measuring the management team at each business as well as the results for the combined business. EV is the concept that capital has a cost and that earning more than the cost of capital creates value for our stockholders. It is true economic profit. EV is the foundation on which we operate and a very dynamic measure of how well we turn investments into increased stockholder value. It is based on our belief that a business can be financially strong in the long run only if it consistently earns enough to cover its operating cost and, at the same time, produces enough additional earnings to cover its cost of capital. We calculate EV for purposes of the MIP as follows:

EV	=	Net Operating Profit After Tax	–	(Capital Invested x Cost of Capital)

Net Operating Profit After Tax (“NOPAT”)	Earnings prior to interest and finance charges net of income taxes calculated at a fixed composite statutory rate (we used 29% for 2018)
Capital Invested	For the Company – the sum of debt, non-controlling interest, and stockholders’ equity less cash and cash equivalents.
For each Business – the sum of the assets employed in the business less operating liabilities such as accounts payable, accruals and long-term liabilities other than debt.
Cost of Capital	Assumed rate of return on capital invested required to fairly compensate debt and equity investors (we used 9.5% in 2018 as it closely approximates the Company’s actual rate)

www.borgwarner.com

36	Executive Compensation Program Elements

MIP TARGETS AND AWARDS

The following describes the MIP structure, goal-setting process, and resulting payouts:

■

Beginning in 2017, the Compensation Committee establishes threshold, target, and maximum performance goals for the Company and business segments at the beginning of the fiscal year considering the broader economic environment, industry conditions and the Company’s current guidance and past performance with respect to operating earnings and cash flow generation.

■

In 2018, to further increase the rigor of the MIP, and to drive enhanced performance and stockholder value, the Compensation Committee set the target performance level above the high end of the Original Guidance range. It set the maximum EV performance level for 2018 12% higher than the target level, requiring significant outperformance beyond guidance to achieve a maximum payout.

■

The Compensation Committee also meaningfully increased the performance required for a threshold award over the 2017 level while decreasing the payout for threshold performance from 50% of target to 25%. The Compensation Committee has discretion to adjust EV results for non-comparable items such as restructuring, M&A costs, and significant unusual business conditions and is authorized to reduce actual payouts at its discretion.

■	Based upon the above criteria, the Compensation Committee established 2018 threshold, target, and maximum performance levels for the total Company as follows:

2018 EV Performance Target

■	The target bonus opportunity for our NEOs for 2018 ranged from 75% to 150% of base salary in accordance with the annual cash incentives market review described on page 33.
■	Actual performance is measured at the close of the fiscal year, with any earned bonuses paid in the first quarter of the following year.
■

NEOs receive 25% of the target opportunity for achieving threshold performance and 200% of the target opportunity for achieving maximum performance or above, with results in between these levels interpolated.

■

NEO bonus opportunities are weighted based upon the EV performance at the total Company, segment or business unit levels, depending on each NEO’s responsibilities. For 2018, the weightings were as follows:

NEO	Total Company	Segment	Business Unit
Frédéric B. Lissalde	100%
Ronald T. Hundzinski	100%
Robin Kendrick	20%	20%	60%
Joseph F. Fadool	20%	20%	60%
Tonit M. Calaway	100%
James R. Verrier	100%
John J. Gasparovic	100%

BorgWarner Inc. 2019 Proxy Statement

Executive Compensation Program Elements	37

We determined the 2018 actual EV as follows using amounts from the Company’s reported financial results which were adjusted for non-comparable items as reported in the Company’s financial statements, including restructuring, and were also adjusted due to unusual significant business conditions.

(in millions)

A.	Operating Earnings from Continuing Operations, excluding restructuring, M&A costs, other non-comparable items, and unusual significant business conditions(1)	$1,349.7
B.	Less taxes at 29% (A. times 29%)	391.4
C.	Net Operating Earnings (A. minus B.)	958.4
D.	Short Term and Long Term Debt	2,113.3
E.	Stockholders’ Equity	4,344.8
F.	Cash	739.4
G.	Capital Invested (D. plus E. less F.)	5,718.7
H.	Cost of Capital	9.50%
I.	2018 Economic Value (C. minus (G. times H.))	$415.0

(1)	The Operating Earnings employed in the EV determination is adjusted from that disclosed in the financial statements by $65.6 million of restructuring costs, $5.8 million of M&A costs, $34.8 million of other non-comparable items, and $53.6 million of unusual significant business conditions including a $10.0 million pension accounting change.

■	Based on this EV achievement, executives earned actual bonuses related to the total Company performance at 92.5% of target. For our CEO, Frédéric Lissalde, this provided the following bonus payout:

CEO 2018 MIP Payout

Bonus Payout	=	Base salary of $954,167	x	Target Percentage of Base Salary*	x	MIP Result of 92.5% of Target Bonus	=	$944,146

*	The target percentage was 90% for January 1 through July 31 and increased to 125% upon promotion to CEO on August 1.

■	The corporate, segment, and business unit performance resulted in bonus payouts of 55.9% to 156.4% of target for the NEOs, with payout percentages and bonus payout amounts as follows:

NEO	MIP Payout as % of Target Based on Actual EV Performance	Bonus Payout ($)
Frédéric B. Lissalde	92.5%	944,146
Ronald T. Hundzinski	92.5%	705,775
Robin Kendrick	55.9%	290,521
Joseph F. Fadool	156.4%	656,851
Tonit M. Calaway	92.5%	413,714
James R. Verrier	92.5%	1,056,039
John J. Gasparovic	92.5%	276,286

www.borgwarner.com

38	Executive Compensation Program Elements

2019 MIP

The Compensation Committee again established the 2019 target, threshold, and maximum EV achievement levels to directly link executive compensation to executives’ ability to drive results and create stockholder value. While the Compensation Committee set the 2019 target below 2018 actual for EV, the Compensation Committee considered the following in setting the performance levels: expectations for the broader economic environment, regulatory and economic headwinds impacting conditions in our industry, and alignment with the Company’s current guidance and past performance with respect to operating earnings and cash flow generation. The Compensation Committee has discretion to adjust EV results for non-comparable items such as M&A costs and is authorized to reduce actual payments at its discretion.

In 2019, the Compensation Committee set the maximum performance level 12% higher than the target level requiring significant outperformance beyond guidance to achieve a maximum payout. To improve the Company’s cash position, management recommended and the Compensation Committee approved the addition of a cash flow metric to the MIP with 20% of the overall payout tied to this measure. The 2019 EV and cash flow performance targets are as follows:

Performance Level	EV	Cash Flow
Threshold	$283.8 million	$525 million
Target	$322.5 million	$575 million
Maximum	$361.2 million	$625 million

Long-Term Equity Incentives

We believe that long-term performance is driven through an ownership culture that rewards our executives for maximizing long-term stockholder value. Our long-term incentive plans provide participants with appropriate incentives to acquire equity interests in our Company and align their interests with the interests of our stockholders.

We deliver two-thirds of the total value of the target long-term incentive opportunity through performance shares and one-third through restricted stock. Our Compensation Committee has determined to place greater emphasis on performance shares due to the significant challenges in the automotive industry, providing a more direct comparison of our longer-term performance to that of our industry peers, and firmly aligning our executives’ interests with the interests of our stockholders.

PERFORMANCE SHARES

The Compensation Committee designed the performance share awards for a select group of senior executives to provide a competitive payout at the end of a three-year performance period, with goals set at the beginning of each performance period. A new performance period begins each January 1 and ends three years later on December 31.

Beginning with 2016 grants, performance shares may be earned based on achievement of two equally-weighted metrics: relative TSR and RRG. The combination of TSR and RRG provides the appropriate balance in the long-term incentive plan – TSR goals focus management on increasing stockholder value, and RRG focuses management on the long-term growth and success of our business under the current strategy.

■	Relative TSR: Determined by ranking the Company’s three-year TSR among a peer group of companies.
■	RRG: Determined based on the three-year compound annual change in revenue, excluding the impact of changes in currency exchange rates and acquisition and divestiture activity, in excess of the three-year compounded annual change in industry vehicle production, weighted to reflect the Company’s relative participation in the vehicle markets of the various regions of the world and the Company’s relative participation in the passenger car and commercial vehicle markets. We determined the change in industry vehicle production using data published by IHS Automotive, a leading global automotive research firm.

We expressed both the TSR and RRG target awards in terms of a number of performance shares. We use a consistent methodology for converting the target dollar amount to a specific number of shares: the average closing price of the Company’s common stock for the last five trading days of the year preceding the date of grant, which coincides with the end of the prior performance period. We determine payouts at the end of the three-year performance period based on the rank of the Company’s TSR compared to those of a peer group of companies (“Peer Group Companies”) and RRG compared to the weighted average growth in vehicle production.

BorgWarner Inc. 2019 Proxy Statement

Executive Compensation Program Elements	39

Performance Share Award Payout Schedule

In 2017, the Committee began to align target award levels under the long-term incentive program to the median of the market and as a result adopted a new relative TSR payout schedule which aligned a target award payout to performance at the median of the peer group. The relative TSR payout schedule is as follows:

Level	Percentile Rank – TSR	Award Payout as Percent of Target*
	Below 25th percentile	0.0%
Threshold	25th percentile	25.0%
	35th percentile	55.0%
Target	50th percentile	100.0%
	65th percentile	160.0%
Maximum	75th percentile	200.0%

*	We use linear interpolation to determine the percent of performance shares when actual performance does not fall directly on one of the levels listed above.

The RRG payout schedule is as follows:

Level	Revenue Growth above Vehicle Production Growth	Award Payout as Percent of Target*
Threshold	2%	50%
Target	4%	100%
Maximum	6%	200%

*	We use linear interpolation to determine the percent of performance shares when actual performance does not fall directly on one of the levels listed above.

Relative TSR Peer Group

To improve the clarity in the Company’s approach to executive compensation, the Compensation Committee determined to use a single peer group beginning in 2018 for purposes of determining relative TSR under its performance share program and for establishing market compensation levels. The single peer group includes companies of similar size, industry and global presence, and with which the Company competes for talent. Beginning with performance shares granted in 2018, the Compensation Committee approved a new peer group which includes the following companies:

Adient plc	Dover Corporation	Navistar International Corporation
American Axle & Manufacturing Holdings, Inc.	Eaton Corporation plc	PACCAR Inc.
Autoliv, Inc.	Emerson Electric	Parker Hannifin Corporation
Ball Corporation	Harley-Davidson, Inc.	Polaris Industries Inc.
Brunswick Corporation	Illinois Tool Works Inc.	Sensata Technologies Holding N.V.
Cooper-Standard Holdings Inc.	Ingersoll-Rand plc	Tenneco Inc.
Cummins Inc.	Lear Corporation	Textron Inc.
Dana Holding Corporation	LKQ Corporation, Inc.	Visteon Corporation
Delphi Technologies PLC	Meritor, Inc.

www.borgwarner.com

40	Executive Compensation Program Elements

The prior peer group continues to be used for performance periods prior to 2018. The prior peer group included the publicly-traded companies in the automotive supplier industry with at least $1 billion in annual sales listed below. We had selected this group because we competed with these companies for stockholder investment dollars.

Aptiv PLC	Genuine Parts Co.	Visteon Corporation
Autoliv, Inc.	Lear Corporation	Wabco Holdings Inc.
Dana Holding Corporation	LKQ Corp.
Gentex Corporation	Tenneco Inc.

No Relative TSR Payout for 2016-2018. For the 2016-2018 performance period, the Company’s TSR was below the 25th percentile of the peer group resulting in no payout of performance shares for that performance period.

RRG Payout for 2016-2018. For the 2016-2018 performance period, the Company’s revenue growth, excluding the impact of changes in currency values and merger, acquisition and divestiture activity, was 7.1% while the weighted average vehicle production increase was 1.3%. The 5.8% outperformance resulted in a 2016-2018 RRG performance share payout of 190% of target. We detail below the shares earned by our NEOs, and we reflect them in the Options Exercised and Stock Vested table on page 51.

NEO	Relative Revenue Shares at Target	Shares Earned
Frédéric B. Lissalde	10,850	20,615
Ronald T. Hundzinski	16,700	31,730
Robin Kendrick	7,700	14,630
Joseph F. Fadool	7,700	14,630
Tonit M. Calaway	0	0
James R. Verrier	66,000	125,400
John J. Gasparovic	9,050	17,195

RESTRICTED STOCK

Restricted stock awards incent and reward executives for improving long-term stock value and serve as a retention tool. Generally, we grant restricted stock in February and one-half of the shares granted will vest on the second anniversary of the grant and the remainder of the shares granted will vest on the third anniversary of the grant, in each instance provided that the recipient is still employed by the Company.

In response to stockholder feedback, all restricted stock grants in 2017 and later are subject to a double-trigger change of control provision, meaning shares of restricted stock will automatically accelerate and become fully vested only if the Company terminates an NEO’s employment other than for cause, or the NEO elects to terminate employment for good reason, during the restriction period following a Change of Control.

Fixed Compensation and Benefits

BASE SALARY

We establish executives’ base salaries in accordance with the scope of the executive’s responsibilities, time in position and potential, the competitive market and internal equity. When considering market competitive base salaries, we target the median level among our peer group companies, which we determine annually. We review base salaries annually and adjust as appropriate to realign salaries with market levels after taking into account changes in individual responsibilities, individual and business performance, and experience. We increased the base salary for each of our NEOs during 2018. We increased the annual base salary for Mr. Lissalde from $850,000 to $1,100,000 when he was promoted to President and CEO, effective August 1, 2018.

BorgWarner Inc. 2019 Proxy Statement

Executive Compensation Program Elements	41

EXECUTIVE BENEFITS AND PERQUISITES

NEOs are eligible to participate in employee benefit plans on the same basis as other employees (such as medical, dental, and vision care plans; health care flexible spending accounts; life, accidental death and dismemberment, and disability insurance; employee assistance programs; and a defined contribution retirement plan including a 401(k) feature). The retirement plans described on page 52 are provided to all employees to permit them to accumulate funds for retirement and to provide a competitive retirement package.

Our U.S.-based executives who exceed the limits under the qualified BorgWarner Inc. Retirement Savings Plan (“RSP”) participate in the BorgWarner Inc. Retirement Savings Excess Benefit Plan (“Excess Plan”). All of our NEOs received Company contributions under the Excess Plan in 2018. For further detail, see page 52 under the Non-Qualified Deferred Compensation section.

The benefits and perquisites we provide to executives are currently at or below median competitive levels for comparable companies. Executive perquisites for the U.S.-based NEOs are limited to a taxable annual perquisite allowance in lieu of awarding individual perquisites. We do not provide tax gross-ups on benefits or perquisites. On certain occasions, an NEO’s spouse or other family member may accompany the NEO on a business trip in which a company aircraft is utilized. No additional direct operating cost is incurred in such situations because there is no incremental cost associated with the additional traveler.

Except as described in the Pension Benefits table on page 51, none of our NEOs participate in or have account balances in any of the Company-sponsored qualified or non-qualified defined benefit pension plans.

Change of Control Agreements

We entered into Change of Control Employment Agreements, or COC Agreements, with each of our NEOs and certain other executives. In establishing the COC Agreements, our Board determined that it is in the best interests of the Company and its stockholders to (i) maintain NEOs’ continued dedication in the event of either a contemplated or actual change of control, and (ii) provide two to three years of compensation to NEOs terminated in connection with a change of control so as to focus their attention on executing the transaction rather than the personal uncertainties and risks associated with such change of control.

COC Agreements: (i) do not provide for excise tax gross-up provisions, (ii) condition the receipt of certain benefits on the execution of a non-compete agreement and (iii) incorporate a clause that allows an executive to forego certain benefits in the event that receipt would trigger the excise tax. See pages 53 and 54 for further details.

Each of our NEOs is eligible for severance benefits under the BorgWarner Inc. Transitional Income Plan, or TIP. The TIP was established to provide some financial protection to all U.S. salaried employees in the event that their employment is terminated for reasons beyond their control. The TIP benefit includes a lump sum payment that is based on salary level and length of service (with a maximum benefit of 26 weeks of base salary, adjusted for unemployment benefits) and medical coverage. In no event would a NEO receive a payment under both the COC Agreement and the TIP.

www.borgwarner.com

42

Executive Compensation Process and Practices

Peer Group and Market Assessment

In evaluating and setting compensation, our Compensation Committee considers a number of factors including individual and business performance, internal equity, retention, the degree of alignment between the incumbent’s job duties and the benchmarked job description, as well as an assessment of market practices. The Compensation Committee believes that benchmarking is a useful tool because it reflects the market in which we compete for talent and provides credibility for our compensation programs with our employees and stockholders.

During 2017, our Compensation Committee approved a new peer group to be used for establishing market compensation for 2018 and later as well as for determining relative stockholder performance under the Company’s performance share program. Due to differences in size among our peer group companies, we use a regression analysis to normalize the survey results to better reflect the size of our Company relative to that of our peer group companies.

The peer group used for 2018 compensation decisions is the same as the Relative TSR Peer Group listed on page 39.

Independent Compensation Consultant

Our Compensation Committee retained Pearl Meyer as its independent compensation consultant. The Compensation Committee annually reviews its relationship with Pearl Meyer to ensure continued independence. The review process includes consideration of the factors impacting independence set forth in New York Stock Exchange rules. Pearl Meyer reports directly to the Compensation Committee and does not perform any other services for the Company or management.

Pearl Meyer regularly participates in Compensation Committee meetings, and in collaboration with the Compensation Committee, aids in determining the appropriate compensation program, design, levels, and peer groups for the Company.

Compensation Risk Management

Each year, the Compensation Committee oversees a risk assessment of the Company’s executive compensation program. Based on its most recent review, the Compensation Committee concluded that our compensation program and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our executive compensation program includes a number of features that mitigate unnecessary risk taking, including a balance of short- and long-term incentives, with long-term incentives comprising the majority of our executives’ compensation; a mix of performance metrics on our short- and long-term incentive programs; clawback provisions; and stock ownership guidelines.

BorgWarner Inc. 2019 Proxy Statement

Executive Compensation Process and Practices	43

Compensation Policies

STOCK OWNERSHIP GUIDELINES

To promote equity ownership and align the interests of management and our stockholders, we have established stock ownership guidelines that outline our expectations for our executives to hold a significant and sustained long-term personal financial interest in the Company. During 2017, the Compensation Committee approved the following new guidelines:

CEO	CFO	Business Presidents and Executive Vice Presidents

6x	3x	2x
base salary	base salary	base salary

Executives are expected to meet the guidelines within five years after appointment as an officer. Shares counted to meet the ownership guidelines include vested and non-vested restricted shares, vested performance share awards and shares held by the executive under the RSP, and the Excess Plan. The Committee also approved a holding requirement for officers who do not meet their ownership guideline; officers must hold at least 50% of any performance share awards or restricted shares that become vested until their ownership guideline is met. Our Compensation Committee reviews the ownership level for our CEO and all other persons covered under this guideline each year.

SHORT SALES; PLEDGING

Generally, our Insider Trading and Confidentiality Policy prohibits our directors and employees from engaging in any transaction involving a put, call, or other option on BorgWarner securities, from selling any BorgWarner securities he or she does not own (i.e., “selling short”), and from pledging any BorgWarner securities as collateral to secure personal loans or other obligations.

CLAWBACK POLICY

Our Board adopted a policy setting forth procedures to recover payment in the event that an executive engages in any fraud or intentional illegal conduct that materially contributed to the need for a restatement of the Company’s publicly filed financial results. Performance-based compensation received by the executive during the three-year period preceding the restatement will be subject to reduction or reimbursement to the Company at the Compensation Committee’s discretion.

Deductibility of Compensation

Code Section 162(m) generally provides that a public corporation may not deduct for tax purposes compensation in excess of $1 million that it paid for any fiscal year to certain covered employees. Starting with the 2018 fiscal year, as a result of the changes that the Tax Cuts and Jobs Act made to Code Section 162(m), the covered employees for any fiscal year will include any person who served as our CEO or CFO at any point during the fiscal year, any other person whose compensation was otherwise required to be included in our proxy statement by reason of being among the three highest compensated officers for the fiscal year and any other person who was a covered employee for any preceding fiscal year beginning after December 31, 2016. Prior to the changes that the Tax Cuts and Jobs Act made to Code Section 162(m), qualifying performance-based compensation was exempt from the $1 million limit on deductibility. Starting with the 2018 fiscal year, only qualifying performance-based compensation that we pay pursuant to a binding contract that was in effect on November 2, 2017 and was not materially modified after that date will continue to be exempt from the deduction limit. Accordingly, any compensation paid pursuant to compensation arrangements entered into or materially modified after November 2, 2017, even if performance-based, will be subject to the $1 million fiscal year deduction limit if paid to a covered employee. In determining our executive compensation for 2018, we considered the tax deductibility of compensation as well as the goals of our compensation program, and we retained the flexibility to provide compensation that is consistent with our goals, even if such compensation would not be fully tax-deductible. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our executive officers is likely to be not fully deductible due to Code Section 162(m).

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44	Executive Compensation Process and Practices

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Vicki L. Sato Chair
Jan Carlson	Dennis C. Cuneo	Deborah D. McWhinney	Thomas T. Stallkamp
	(as of November 2018)	(as of November 2018)

The Compensation Committee Report does not constitute soliciting material. It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Compensation Committee Interlocks and Insider Participation

During our last completed fiscal year, the voting members of our Compensation Committee were Jan Carlson, Dennis C. Cuneo, Deborah D. McWhinney, Vicki L. Sato, Chairperson, and Thomas T. Stallkamp. None of these persons was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or of any of its subsidiaries. None of these persons has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

No executive officer of the Company served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee or our Board. No executive officer of the Company served as a director of another entity, or as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of such other entity, one of whose executive officers served on the Compensation Committee or our Board.

BorgWarner Inc. 2019 Proxy Statement

45

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation for our NEOs for the last three fiscal years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	($) (i)
Frédéric B. Lissalde(3)(4) President and Chief Executive Officer	2018	946,235	—	2,490,633	944,146	—	627,429	5,008,443
	2017	673,173	—	1,407,454	1,062,889	—	271,283	3,414,799
	2016	606,630	—	1,531,424	1,041,544	—	277,361	3,456,959
Ronald T. Hundzinski Vice President and Chief Financial Officer	2018	752,250	—	2,387,568	705,775	—	336,656	4,182,249
	2017	708,750	—	2,169,724	1,440,000	—	308,173	4,626,647
	2016	665,750	—	2,360,819	1,206,111	—	313,723	4,546,403
Robin Kendrick(5) Vice President and President and General Manager, BorgWarner Turbo Systems	2018	650,000	—	1,426,157	290,521	—	1,155,519	3,522,197
	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—
Joseph F. Fadool(5) Vice President and President and General Manager, BorgWarner Emissions & Thermal Systems	2018	508,750	—	1,170,364	656,851	—	639,641	2,975,606
	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—
Tonit M. Calaway(6)(7)(8) Executive Vice President, Chief Legal Officer & Secretary	2018	518,833	234,020	1,105,348	413,714	—	188,743	2,460,658
	2017	477,500	440,986	996,846	816,000	—	127,061	2,858,393
	2016	—	—	—	—	—	—	—
James R. Verrier(9) Former President and Chief Executive Officer	2018	1,108,945	—	12,062,828	1,056,039	(19,892)	839,317	15,047,237
	2017	1,260,000	—	8,561,811	3,780,000	21,391	462,321	14,085,523
	2016	1,245,000	—	9,316,086	950,000	34,732	821,699	12,367,517
John J. Gasparovic(10) Former Executive Vice President, Chief Legal Officer & Secretary	2018	201,252	—	1,243,053	276,286	—	1,644,687	3,365,278
	2017	507,000	—	1,172,878	772,500	—	160,349	2,612,727
	2016	477,250	—	1,276,226	647,279	—	158,321	2,559,076

(1)	The aggregate values in column (e) reported for 2018, 2017, and 2016 represent the grant date fair market value (“FMV”) of the awards noted in the Grants of Plan-Based Awards Table. Assuming maximum performance levels are achieved for the Performance Share Plans, the maximum value of all stock awards granted would be $4,202,089 for Mr. Lissalde, $3,725,823 for Mr. Hundzinski, $2,406,453 for Mr. Kendrick, $1,971,932 for Mr. Fadool, $1,853,588 for Ms. Calaway, $21,688,696 for Mr. Verrier and $2,098,781 for Mr. Gasparovic based on FMV at the time of grant.

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46	Executive Compensation Tables

(2)	The values in column (f) reflect payments made under the MIP.
(3)	Mr. Lissalde was named Executive Vice President and Chief Operating Officer effective January 1, 2018 through July 31, 2018. He became President and Chief Executive Officer August 1, 2018.
(4)	Compensation reported for Mr. Lissalde for the portion of the year in which he worked in Germany is converted to US Dollars using an exchange rate of 1 Euro = 1.1811 USD, which is a periodic average rate for 2018.
(5)	Mr. Kendrick and Mr. Fadool were not NEOs in 2016 and 2017, therefore no data is reflected for those years.
(6)	Ms. Calaway was named Executive Vice President, Chief Legal Officer and Secretary on August 16, 2018. Prior to that date she was Executive Vice President and Chief Human Resources Officer.
(7)	Ms. Calaway was hired on August 1, 2016 and was not a NEO in 2016, therefore no data is reflected for 2016.
(8)	The $234,020 in Column (d) includes a signing bonus of $214.020 for Ms. Calaway along with $20,000 paid for acting as Interim Chief Human Resources Officer following her promotion on August 1, 2018.
(9)	Mr. Verrier entered into a Transition and Retirement Agreement on June 5, 2018 and became an advisor to our Board and Chief Executive Officer effective August 1, 2018. Details of that agreement are found on this page.
(10)	Mr. Gasparovic retired effective May 18, 2018. As required, Mr. Gasparovic is reported as a NEO as he would have qualified as one of our five most highly compensated executives had he remained an officer of the Company on December 31, 2018.

President & CEO Transition and Retirement

Effective August 1, 2018, Frédéric B. Lissalde replaced James R. Verrier as President & CEO and was appointed to our Board. Mr. Lissalde has been with the Company for 19 years and has served in roles of increasing responsibility, including COO and President & General Manager of Turbo Systems. To support a successful transition, Mr. Verrier served in a non-executive advisory role to our Board and Mr. Lissalde through February 28, 2019. This transition reflects our Board’s rigorous and ongoing talent review process, which includes consideration of backgrounds, capabilities, and development opportunities for potential internal successors. Our Board, which works closely with our President & CEO and other members of the management team to address succession, fostered a successful CEO transition that was effective in helping the Company deliver strong execution in 2018 despite industry volatility.

CEO Pay Ratio

For 2018, the ratio of our CEO’s compensation to our median employee was 110 to 1. This ratio is significantly lower than in 2017 because our current CEO did not serve in the role for all of 2018.

The median employee was identified by ranking the total cash compensation of our worldwide employees, excluding employees from India (626 employees), Portugal (696 employees), and Thailand (67 employees), who in aggregate represented less than 5% of the Company’s total employees. As a result of these exclusions, which are permitted under SEC regulations, the number of non-U.S. employees included in the median employee determination decreased from 22,928 to 21,539. The number of U.S. employees in the determination was 6,044. Total cash compensation included base wages, overtime pay, target annual bonuses, and any cash allowances paid to employees.

The median employee for 2018 is from Sweden, and their 2018 compensation was $45,547. The median employee’s 2018 compensation was calculated, under the methodology employed for the Summary Compensation Table, and compared to our CEO’s 2018 compensation to determine the ratio. Our CEOs total annual compensation, calculated on the same basis, was $5,008,443, producing a pay ratio of 110:1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, as well as differences in business models and workforce strategies, the estimated ratio reported above should not be used as a basis for comparison between companies.

Former NEO Agreements

On June 5, 2018, the Company entered into a Transition and Retirement Agreement with Mr. Verrier. The agreement provided for the following:

■

Continued service as an employee advisor to our Board and to Mr. Lissalde, as successor CEO, effective August 1, 2018 and ending with retirement on February 28, 2019. He received a monthly salary of $71,429 for this advisory role.

■	Participation in the 2018 MIP prorated to reflect only the time he served as CEO during 2018.

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Executive Compensation Tables	47

■	Treatment of outstanding equity awards in a manner consistent with other executive retirements as follows:
■

Full participation in the performance shares granted for the 2016-2018 and 2017-2019 performance periods and prorated participation for the performance shares granted for the 2018-2020 performance period. These awards remain subject to the Company’s performance under the performance measures set forth in those grants.

■	Prorated vesting of any restricted shares that were not vested at the time of his retirement.
■	Two-year non-competition and non-solicitation clauses related to any competitors of the Company effective as of his retirement date.

On May 9, 2018, the Company and John J. Gasparovic, the Company’s former Executive Vice President, Chief Legal Officer and Secretary, entered into an agreement and corresponding Non-Compete, Confidentiality, General Waiver and Release and Covenant Not to Sue Agreement. The agreements provided for the following:

■	Cash payments representing base salary, accrued vacation, and the prorated net present value of his outstanding restricted stock awards.
■

Continued coverage for Mr. Gasparovic and his dependents for group health, dental, and vision benefits (but no other benefits) from May 18, 2018 through the earlier of November 18, 2019 or the date on which Mr. Gasparovic becomes eligible for group health insurance under another employer’s group health plan.

■	75% participation in under the Company’s bonus plan for 2018.
■	Treatment of outstanding performance shares in a manner consistent with other executive retirements as follows:
■

Full participation in the performance shares granted for the 2016-2018 performance period and prorated participation for the performance shares granted for the 2017-2019 and 2018-2020 performance periods. These awards remain subject to the Company’s performance under the performance measures set forth in those grants.

■	One-year non-competition and non-solicitation clauses related to any competitors of the Company and noninterference clauses related to the Company.

All Other Compensation Table

The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our NEOs. All of our NEOs exceeded the aggregate threshold of $10,000 for perquisites and personal benefits. The chart below indicates the amount in each category for each of our NEOs:

Name	Perquisite Allowance	Personal Use of Leased Vehicle	Personal Use of Company Aircraft	Registrant Contributions to Defined Contribution Plans(1)	Value of Dividends on Unvested Shares of Stock	French Benefit Allowance	Relocation Cost	Other	Total of “All Other Compensation”
(a)	($) (b)	($) (c)	($) (c)	($) (e)	(f)	($) (g)	($) (h)	($) (i)	($) (j)
Frédéric B. Lissalde(2)(3)(4)	32,656	14,645	—	53,663	17,966	129,980	378,519	—	627,429
Ronald T. Hundzinski	35,000	—	550	278,573	22,533	—	—	—	336,656
Robin Kendrick(5)	30,000	—	—	148,539	11,964	—	965,016	—	1,155,519
Joseph F. Fadool(6)	30,000	—	1,277	116,404	10,907	—	481,053	—	639,641
Tonit M. Calaway	27,083	—	355	142,196	19,109	—	—	—	188,743
James R. Verrier(7)	50,000	—	192	702,335	85,215	—	—	1,575	839,317
John J. Gasparovic(8)	9,375	—	678	120,168	2,466	—	—	1,512,000	1,644,687

(1)	Amounts credited by the Company on behalf of its Named Executive officers during 2018 pursuant to the provisions of the RSP and the Excess Plan.
(2)	Mr. Lissalde is a French national working in the United States and receives a Benefit Allowance to enable him to maintain coverage in the French Social Benefit System.
(3)	The Relocation Cost amount is related to Mr. Lissalde's relocation to the United States.
(4)	Compensation related to the portion of the year when Mr. Lissalde worked in Germany is converted to US Dollars using an exchange rate of 1 Euro = 1.1811 USD, which is a periodic average rate for 2018.
(5)	The Relocation Cost amount is related to Mr. Kendrick's international assignment.
(6)	The Relocation Cost amount is related to Mr. Fadool's prior international assignment.
(7)	Other is the value of a farewell gift provided to Mr. Verrier.
(8)	Other is the lump sum payment made to Mr. Gasparovic following his retirement.

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48	Executive Compensation Tables

Grants of Plan-Based Awards

The following table summarizes the grants of equity and non-equity plan awards to our NEOs in 2018:

		Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units	All Other Option Awards: Number of Securities Underlying Option	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	($) (c)	($) (d)	($) (e)	(#) (f)	(#) (g)	(#) (h)	(#) (i)	(#) (j)	($/Share) (k)	($) (l)
Frédéric B. Lissalde		255,175	1,020,699	2,041,397
	2/06/2018(2)				11,850	31,600	63,200				1,711,456
	2/06/2018(3)							14,802			779,177
Ronald T. Hundzinski		190,750	763,000	1,526,000
	11/9/2018(4)				3,737	9,966	19,932				386,581
	11/9/2018(5)							5,392			210,558
	11/9/2018(6)				9,200	24,534	49,068				951,674
	11/9/2018(7)							13,824			539,827
	11/9/2018(8)							7,655			298,928
Robin Kendrick		130,000	520,000	1,040,000
	2/06/2018(2)				6,788	18,100	36,200				980,296
	2/06/2018(3)							8,470			445,861
Joseph F. Fadool		105,000	420,000	840,000
	2/06/2018(2)				5,550	14,800	29,600				801,568
	2/06/2018(3)							7,006			368,796
Tonit M. Calaway		111,815	447,258	894,517
	2/06/2018(2)				5,250	14,000	28,000				758,240
	2/06/2018(3)							6,594			347,108
James R. Verrier		285,416	1,141,664	2,283,327
	6/5/2018(9)				17,077	45,538	91,076				2,296,937
	6/5/2018(10)							24,857			1,247,821
	6/5/2018(11)				54,488	145,300	290,600				7,328,932
	6/5/2018(12)							23,688			1,189,138
John J. Gasparovic		24,672	298,688	597,375
	2/06/2018(2)				5,925	15,800	31,600				855,728
	2/06/2018(3)							7,358			387,325

(1)	2018 bonus opportunity under the MIP.
(2)	2018 Performance Share Grant: The value of the grant equals the number of target shares times the closing stock price on grant date of $54.16.
(3)	2018 Restricted Stock Grant: Granted same day as approved by the Compensation Committee of the Board of Directors. The shares will vest 50% on February 28, 2020 and 100% on February 28, 2021. FMV on the grant date equals the number of restricted shares times the average of the high and low stock price on February 6, 2018 of $52.64 in accordance with ASC Topic 718.

BorgWarner Inc. 2019 Proxy Statement

Executive Compensation Tables	49

(4)	In connection with a Retirement Agreement (“the Retirement Agreement”) that was entered into on November 9, 2018, a portion of the Performance Shares originally granted on February 6, 2018 were retained. Under ASC Topic 718 the retained shares were required to be treated as a new grant. The value of this new grant is shown here. The remaining shares from the original grant were forfeited. The value of the new grant equals the number of target shares times the closing stock price on the new grant date of $38.79. The original February 6, 2018 grant provided 29,900 performance shares with a then fair market value of $1,619,384.
(5)	Value of a new grant of restricted shares that were originally granted on February 6, 2018 a portion of which were retained under the Retirement Agreement. The remaining shares from the original grant were forfeited. The value of the new grant equals the number of restricted shares times the average of the high and low stock price on the new grant date of $39.05. The original February 6, 2018 grant provided 14,116 restricted shares with a then fair market value of $743,066.
(6)	Value of a new grant of Performance Shares for the 2017-2019 performance period that were originally granted on February 7, 2017 a portion of which were retained under the Retirement Agreement. The remaining shares from the original grant were forfeited. The value of the new grant equals the number of target shares times the closing stock price on the new grant date of $38.79. 12,266 performance shares from the February 7, 2017 grant were forfeited which had a then fair market value of $491,867.
(7)	Value of a new grant of restricted shares that were originally granted on February 7, 2017 a portion of which were retained under the Retirement Agreement. The remaining shares from the original grant were forfeited. The value of the new grant equals the number of restricted shares times the average of the high and low stock price on the new grant date of $39.05. 3,486 restricted shares from the February 7, 2017 grant were forfeited which had a then fair market value of $139,771.
(8)	Value of a new grant of restricted shares that were originally granted on February 9, 2016 a portion of which were retained under the Retirement Agreement. The remaining unvested shares from the original grant were forfeited. The value of the new grant equals the number of restricted shares times the average of the high and low stock price on the new grant date of $39.05. 219 restricted shares from the February 9, 2016 grant were forfeited which had a then fair market value of $6,419.
(9)	In connection with a Transition and Retirement Agreement (“the Transition Agreement”) that was entered into on June 5, 2018, a portion of the Performance Shares originally granted on February 6, 2018 were retained. Under ASC Topic 718 the retained shares were required to be treated as a new grant. The value of the new grant is shown here. The remaining shares from the original grant were forfeited. The value of the new grant equals the number of target shares times the closing stock price on the new grant date of $50.44. The original February 6, 2018 grant provided 117,100 performance shares with a then fair market value of $6,342,136.
(10)	Value of a new grant of restricted shares that were originally granted on February 6, 2018 a portion of which were retained under the Transition Agreement. The remaining shares from the original grant were forfeited. The value of the new grant equals the number of restricted shares times the average of the high and low stock price on the new grant date of $50.20. The original February 6, 2018 grant provided 55,068 restricted shares with a then fair market value of $2,898,780.
(11)	Value of a new grant of Performance Shares for the 2017-2019 performance period that were originally granted on February 7, 2017 which were retained under the Transition Agreement. The value of the new grant equals the number of target shares times the closing stock price on the new grant date of $50.44.
(12)	Value of a new grant of restricted shares that were originally granted on February 7, 2017 a portion of which were retained under the Transition Agreement. The remaining shares from the original grant were forfeited. The value of the new grant equals the number of restricted shares times the average of the high and low stock price on the new grant date of $50.20. 10,422 restricted shares from the February 7, 2017 grant were forfeited which had a then fair market value of $417,870.

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50	Executive Compensation Tables

The equity awards reflected in the Grants of Plan-Based Awards table are granted under the BorgWarner Inc. 2014 Stock Incentive Plan (“the 2014 Plan”). Further details regarding our incentive plans can be found in our Compensation Discussion and Analysis on pages 35-40.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes all equity awards to our NEOs that remain either unexercised and/or unvested as of December 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#)	(#)	(#)	($)		(#)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frédéric B. Lissalde	—	—	—	—	—	31,870	1,107,164	62,438	2,169,096
Ronald T. Hundzinski	—	—	—	—	—	27,935	970,462	38,813	1,348,364
Robin Kendrick	—	—	—	—	—	21,017	730,131	40,500	1,406,970
Joseph F. Fadool	—	—	—	—	—	19,053	661,901	35,663	1,238,933
Tonit M. Calaway	—	—	—	—	—	35,531	1,234,347	34,763	1,207,667
James R. Verrier	—	—	—	—	—	117,810	4,092,719	214,693	7,458,435
John J. Gasparovic	—	—	—	—	—	—	—	11,925	414,275

(1)	The values in column (g) represent the number of restricted shares of stock and/or stock units granted in 2016, 2017, and 2018 plus reinvested dividends and/or dividend equivalents. The dollar value in column (h) is calculated using the closing stock price on December 31, 2018 of $34.74 per share.
(2)	The values of columns (i) and (j) are comprised of performance share grants made under the 2014 Plan, issued for the performance periods of 2017-2019 and 2018-2020. Column (i) represents the lowest potential payout for all outstanding unearned 2017-2019 and 2018-2020 relative TSR performance shares and the maximum potential payout for all outstanding unearned 2017-2019 and 2018-2020 relative revenue growth performance shares that would be paid out at the end of each performance period. The payout level of the 2017-2019 and 2018-2020 relative TSR performance shares is shown at 25% of the target payout level because actual performance over the most recent period was at 0% of the target level. The payout level of the 2017-2019 and 2018-2020 relative revenue growth performance shares is shown at a 200% of target payout level because actual performance over the most recent period was at 190.0% of the target level. Column (j) represents the number of performance shares in column (i) times the closing stock price of $34.74 on December 31, 2018. Actual future payouts will depend on several factors, including (i) the number of performance shares that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved, as described on pages 38-40; and (ii) the FMV of stock, as defined in the 2014 Plan.

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Executive Compensation Tables	51

Regarding adjustments to shares, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the stock or other change in corporate structure affecting the stock, our Compensation Committee or our Board of Directors shall make such substitution or adjustments in the aggregate number, kind and option price of shares or adjustments in the consideration receivable upon exercise as it may be necessary to avoid dilution.

Option Exercises and Stock Vested

The following table summarizes all option exercises and stock vestings by our NEOs during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting(1)	Value Realized On Vesting(2)
	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Frédéric B. Lissalde	—	—	36,759	1,545,203
Ronald T. Hundzinski	—	—	52,121	2,151,976
Robin Kendrick	—	—	26,629	1,123,855
Joseph F. Fadool	—	—	26,629	1,123,855
Tonit M. Calaway	—	—	4,870	269,253
James R. Verrier	—	—	178,849	7,133,615
John J. Gasparovic	—	—	24,398	971,647

(1)	Number of “shares” disclosed in column (d) represents the total number of relative revenue performance shares earned for the 2016-2018 performance period and paid in 2019, the total number of shares of restricted stock granted in 2015 that lapsed in 2018, and the total number of shares of restricted stock granted in 2016 that lapsed in 2018.
(2)	Amount in column (e) is equal to the number of relative revenue performance shares earned multiplied by $34.74, which is the closing stock price at the end of performance period on December 31, 2018, the FMV of the shares of restricted stock granted in 2015 that lapsed and were paid in 2018 and the FMV of the shares of restricted stock granted in 2016 that lapsed and were paid in 2018.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payment During Last Fiscal Year
		(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Frédéric B. Lissalde		—	—	—
Ronald T. Hundzinski		—	—	—
Robin Kendrick		—	—	—
Joseph F. Fadool		—	—	—
Tonit M. Calaway		—	—	—
James R. Verrier	The BorgWarner Pension Plan	6.4	215,502	—
John J. Gasparovic		—	—	—

(1)	Converted from U.K. Pound to U.S. Dollar using an exchange rate of 1 Pound= 1.2759 US Dollar, which is the rate as of December 31, 2018.

www.borgwarner.com

52	Executive Compensation Tables

Our NEOs are eligible to participate in the RSP. This plan, which is available to all U.S. salaried and hourly employees, allows our NEOs to take advantage of current tax-advantaged opportunities for accumulating future retirement income. The RSP is comprised of two primary components: a Company Retirement Account and a Savings Account with a match feature. In the Company Retirement Account, the Company makes a contribution to the employee’s account each pay period based on years of service and eligible pay. For the majority of employees, including our NEOs, this ranges from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 70% of their eligible earnings on a before-tax and/ or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code (“IRC”). The Company matches 100% of the first 3% of the employee’s pre-tax contributions. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed. The first 3% of compensation contributed to the Company Retirement Account vests immediately and any other employer contributions vest 100% after three years of service.

Mr. Verrier participated in the BorgWarner Pension Plan while working for the Company in the United Kingdom from 1989 to 1996. The plan, which was frozen to additional benefit accruals as of April 1, 2007, was a contributory defined benefit pension plan with a normal retirement age of 65. Participants earned 1/60th of the average of their highest three consecutive years of gross earnings out of their last ten years of gross earnings for each year of credited service under the plan. Deferred pensions are increased annually for inflation up to a maximum of 5% per year. A similar inflation adjustment is applied once pension payments begin.

The present value of Accumulated Pension Benefits as of December 31, 2018 for Mr. Verrier is calculated using the following assumptions:

■	Mortality: Based on U.K. Self-Administered Pension Scheme table, with allowance for future mortality improvements
■	Discount Rate: 2.76%
■	Assumed Retirement Age: 60
■	Assumed Inflation: 3.50%

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our NEOs during 2018.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Frédéric B. Lissalde(1)	—	23,833	(6,254)	—	17,579
Ronald T. Hundzinski(1)	—	249,243	(14,548)	—	1,316,923
Robin Kendrick(1)	—	122,925	(17,395)	—	651,245
Joseph F. Fadool(1)	—	90,790	(61,654)	—	683,261
Tonit M. Calaway(1)(2)	—	116,582	(14,540)	—	162,333
James R. Verrier(1)	—	670,560	(173,806)	—	3,827,527
John J. Gasparovic(1)	—	90,838	(4,131)	1,351,879	—

(1)	Excess Plan
(2)	All amounts subject to vesting and forfeiture prior to August 1, 2019.

The Excess Plan is an unfunded, non-qualified retirement plan, which keeps certain highly compensated U.S. employees whole with regard to Company contributions that are otherwise limited under the RSP by IRC provisions. Participation is automatic once these limits are reached in a plan year. The contributions vest in the same manner as under the RSP. Distributions are made following a participant’s separation from service, with distributions attributable to amounts earned or vested before January 1, 2005 distributed within 30 days of participant’s separation from service and amounts earned or vested after December 31, 2004 distributed in the seventh month following the month in which the participant’s separation from service occurs. No in-service withdrawals or loans are available.

Excess Plan balances are invested in the same investment choices that are selected by the participants under the RSP. As these plans are unfunded, no money is actually invested. Rather, a notional account is maintained which mirrors the returns of these investments.

BorgWarner Inc. 2019 Proxy Statement

Executive Compensation Tables	53

Potential Payments Upon Termination or Change of Control

The following table shows the post-employment payments that would be paid to each of our NEOs under certain COC related events. The calculations assume each NEO’s employment is terminated on December 31, 2018. For purposes of the calculations, the closing stock price on the last business day of 2018 ($34.74) was used to determine the vested market value of restricted stock.

	Payment Triggering Events In Connection with a COC
		Involuntary Termination		Voluntary Termination
Name	COC only	with Cause	without Cause(1)	with Good Reason(1)	without Good Reason(2)
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Frédéric B. Lissalde	—	—	9,018,998	9,018,998	1,103,157
Ronald T. Hundzinski	—	—	10,539,899	10,539,899	1,482,668
Robin Kendrick	—	—	5,796,498	5,796,498	752,584
Joseph F. Fadool	—	—	5,655,551	5,655,551	692,368
Tonit M. Calaway	—	—	4,820,238	4,820,238	1,267,223

(1)	For all Named Executive Officers, includes cash severance payment based on three times the average of base plus bonus (two times for Ms. Calaway), value of unvested restricted stock granted, prorated 2017-2019 and 2018-2020 performance share payments, retirement benefit based on three times (two times for Ms. Calaway) the 2018 Company contributions to the RSP, value of welfare benefits (i.e. health care, life insurance, and disability insurance coverage) for three years (two years for Ms. Calaway), and outplacement services.
(2)	Includes the value of unvested restricted stock granted in 2016, prorated 2017-2019, and 2018-2020 performance share payments.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

New COC Agreements were implemented beginning in 2009 for new and future officers of the Company. The new COC Agreements eliminate excise tax gross-up provisions, allow a portion of the benefit to be attributable to a non-compete agreement in order to reduce the potential for the excise tax, and allow executives to forego a portion of benefits if the benefit triggers the excise tax.

Below is a general description of the material terms and conditions of our existing COC Agreements.

In the event that a NEO terminates employment for Good Reason or the Company terminates a NEO’s employment with the Company without Cause within two to three years of a COC or in anticipation of a COC, the NEO is entitled to the following:

■	a lump sum cash amount equal to two to three times his or her annual base salary and average annual bonus for the most recent three years
■	a lump sum cash amount equal to two to three times the Company’s retirement contributions that would have been made on his or her behalf in the first year after termination of employment
■	Executives may elect to forego a portion of COC payments which could otherwise trigger IRC Section 4999 excise taxes as the tax will not be “grossed-up” under the COC Agreement
■	continuation of medical, dental, and life insurance benefits for two to three years
■	outplacement services at a cost not to exceed $40,000

“Change of Control” generally means (a) the acquisition by any party of beneficial ownership of 20% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of our directors, (b) a change in the majority of our Board of Directors, (c) a major corporate transaction, such as a merger or sale of substantially all of our assets, which results in a change in the majority of our Board of Directors or a majority of stockholders or (d) a complete liquidation or dissolution of the Company.

www.borgwarner.com

54	Executive Compensation Tables

“Cause” generally means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good Reason” generally means the diminution of responsibilities, authority or duties, our failure to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the COC Agreement by us other than in accordance with the COC Agreement, or our failure to require any successor to us to comply with the COC Agreement.

TERMINATIONS NOT RELATED TO A COC

In the event of an involuntary or voluntary termination with or without Cause not in connection with a COC, no additional payments are made to NEOs.

In the event of termination of employment by retirement not in connection with a COC, no additional payments are made to NEOs.

The stated amounts do not include life or disability insurance benefits or vested benefits under the qualified RSP or under the TIP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of each plan would determine the timing and method of payments made under the above scenarios.

Director Compensation

The following table details the compensation earned by each non-employee director who served on the Board of Directors in 2018. Directors who are employees of BorgWarner are not compensated for their service on the Board:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total	Aggregate Number of Outstanding Stock and Option Awards(2)
	($)	($)	($)	($)	($)	($)	($)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Jan Carlson	116,500	130,000	—	—	—	—	246,500	2,487
Dennis C. Cuneo	106,500	130,000	—	—	—	—	236,500	2,487
Michael S. Hanley	126,500	130,000	—	—	—	—	256,500	2,487
Roger A. Krone	105,000	130,000	—	—	—	—	235,000	2,487
Paul A. Mascarenas(3)	41,875	—	—	—	—	—	41,875	—
John R. McKernan	103,500	130,000	—	—	—	—	233,500	2,487
Deborah D. McWhinney(3)	42,125	—	—	—	—	—	42,125	—
Alexis P. Michas	280,900	130,000	—	—	—	—	410,900	2,487
Vicki L. Sato	121,500	130,000	—	—	—	—	251,500	2,487
Richard O. Schaum(4)	36,500	—	—	—	—	—	36,500	—
Thomas T. Stallkamp	114,000	130,000	—	—	—	—	244,000	2,487

(1)	The values in column (c) reported for 2018 represent the grant date fair market value of the restricted stock award granted on April 25, 2018. (FMV on the grant date equals the number of restricted shares times the closing stock price on April 25, 2018 of $52.91)
(2)	Aggregate number of outstanding shares of restricted stock and outstanding vested and unvested stock options at fiscal year-end only, including dividends.
(3)	Paul A. Mascarenas and Deborah D. McWhinney were named to the Board of Directors on July 25, 2018.
(4)	Richard O. Schaum completed his service on the Board of Directors at the April 25, 2018 Annual Meeting of Stockholders.

BorgWarner Inc. 2019 Proxy Statement

Executive Compensation Tables	55

Annual compensation for our non-employee directors for 2018 was comprised of the following components: annual cash retainer, and equity compensation consisting of restricted stock for board service, and retainers for committee service. Our non-employee directors were not granted any Stock Option Awards and did not receive any Non-Equity Incentive Plan Compensation for 2018.

In 2018, non-employee directors’ annual cash retainer for board service was $97,500 and annual equity compensation was $130,000 worth of restricted stock. Committee members received annual retainers as follows for each committee on which they served: $6,000 for the Corporate Governance Committee; $9,000 for the Compensation Committee, and $7,500 for the Audit Committee. Chairs of the committees received the following additional annual retainers for their service to the committees: $6,000 for Corporate Governance, $9,000 for Compensation and $17,500 for Audit in view of their commitment of additional time to their oversight of the committees. The Non-Executive Chair’s compensation was $410,900 consisting of an annual cash retainer of $280,900 and an equity retainer of $130,000 granted in restricted stock. Board and standing committee meeting attendance fees are not paid. Non-employee directors are paid up to $1,000 per day for their attendance requested by the Company at meetings or events not associated with board or committee meetings. Additional compensation arrangements may be made if special committees are convened, though none are planned at this time.

Effective January 1, 2019, following a market analysis of director compensation, Pearl Meyer recommended an increase in director compensation as follows: (i) non-employee director compensation was increased to $110,000 annual cash retainer; and, (ii) annual equity compensation of $130,000 worth of restricted stock. Compensation for the Non-Executive Chairman, retainers for service on committees, as committee chairs, and for requested meetings not associated with board or committee meetings will remain unchanged from 2018.

The stock ownership expectation of non-employee directors is an amount equivalent to five times the amount of the annual cash retainer for board service within five years of January 1, 2016 or within five years of joining the Board of Directors thereafter. All of our directors met the stock ownership guidelines in 2018 or were appropriately progressing toward meeting them.

www.borgwarner.com

56

Proposal 3
Ratification of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, its member firms, and their respective affiliates (collectively, “PwC”) an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2018 and the effectiveness of our internal control over financial reporting as of December 31, 2018. The Audit Committee has selected PwC to serve as our independent registered public accounting firm for the 2019 fiscal year, and the Audit Committee is presenting this selection to stockholders for ratification. Representatives of PwC will be present at the Annual Meeting to respond to stockholders’ questions, and will have an opportunity, if they desire, to make a statement.

If the stockholders do not ratify the engagement of PwC at the Annual Meeting, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the selection for 2019 will stand unless the Audit Committee finds other good reason for making a change.

To ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes (if any) do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Fees Paid to PwC

The aggregate fees billed to us for the years ended December 31, 2017 and 2018 by PwC for professional services were as follows:

	2018 ($)	2017 ($)
Audit fees	10,065,167	10,534,238
Audit-related fees(1)	159,947	327,662
Tax fees(2)	3,454,788	1,709,950
All other fees	30,404	37,218
	13,710,306	12,609,068

(1)	Includes audits of financial statements of employee benefit plans and consultations related to interpretations of accounting guidance.
(2)	Includes fees connected with tax compliance, tax audit assistance, and tax planning. In 2018, the tax compliance fees were $2,016,241 (including expatriate services of $949,593), the tax audit assistance fees were $283,660, and the tax planning fees were $1,154,887.

BorgWarner Inc. 2019 Proxy Statement

Proposal 3	57

Your Audit Committee has adopted procedures for pre-approving all audit and audit-related services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted audit-related services. The documentation includes a description of, and a budgeted amount for, particular categories of audit-related and tax services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of audit services, audit-related services or tax-services, and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For these types of pre-approval, the Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may form, and delegate pre-approval authority to, subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services provided by the independent registered public accounting firm were pre-approved by your Audit Committee.

Restatement of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017

In September 2018, the Company restated its audited consolidated financial statements for the years ended December 31, 2016 and 2015 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to correct an error related to the Company’s accounting for its asbestos-related claims that had not yet been asserted.

The Audit Committee concluded on June 12, 2018, after careful consideration of the relevant facts and circumstances, including discussions with the SEC and following consultation with the Company’s management and PwC, the Company’s independent registered public accounting firm, that the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 should be restated due to the Company’s re-evaluation of its accounting for liabilities relating to the estimated value of incurred but not reported asbestos-related claims (“IBNR Claims”) and their associated defense costs.

The principal effects of the restatement were:

■	The Company retroactively determined, with the assistance of its outside actuarial consultant, an appropriate estimated liability for IBNR Claims to be accrued as of December 31, 2012 as an adjustment to retained earnings;
■	The estimated amount accrued as of December 31, 2012 was included in the Company’s consolidated financial statements for each fiscal year ended December 31, 2013, 2014, 2015, and 2016, adjusted for amounts actually spent by the Company during each of those years on account of asbestos-related claims and associated defense costs in addition to any changes in the valuation of the liability;
■	The charge originally taken by the Company on account of asbestos-related claims in the fourth quarter of 2016 was reversed, resulting in an increase in the Company’s 2016 earnings, net of the adjustment for IBNR Claims in 2016; and
■	The Company made appropriate adjustments to the valuation of its insurance assets that are responsive to asbestos-related claims to account for the estimated value of those assets in earlier years.

The restatement did not affect the Company’s previously reported results for the fiscal year ended December 31, 2017 or the consolidated balance sheet as at December 31, 2016, which were not restated. It also did not impact the net cash provided by operating activities, net cash used in investing activities, and/or net cash from financing activities in the consolidated statements of cash flows in any period.

www.borgwarner.com

58	Proposal 3

Affirmative steps to enhance our internal control over financial reporting

During 2016, the Company made enhancements to its analytical and review controls for the estimation of probable losses for asbestos claims designed to ensure the financial statements and related disclosures are in accordance with US GAAP. These enhancements included the following:

■

Additional procedures for the preparation and review of detailed quantitative analysis of trends in the Company's claims data for recent years that supplemented the largely-qualitative analysis that had been performed by the Company in prior periods.

■	Establishing new procedures to compare the Company's claims experience to external data points.
■

Retaining an actuarial consultant to prepare an estimate of the Company’s asbestos-related liabilities for consideration by management and operating existing Company controls over the supervision and review of the actuary's work.

The control deficiencies resulting in the material weakness were remediated as of December 31, 2018

Management has evaluated the effect of the restatement on the Company's internal control over financial reporting and has determined that the identified material weakness no longer existed subsequent to December 31, 2016 as a result of the enhancements made to the Company’s controls in 2016 and the subsequent changes in the nature and volume of amounts exposed to the deficiency. These enhancements resulted in additional information being made available to management, including improving its ability to assess whether a new estimate represents a change in estimate or correction of error.

Internal controls are designed and operating effectively

As disclosed in Section 9A of the Company’s Annual Report on Form 10-K for the year-ended December 31, 2018, management concluded that, as of December 31, 2018, the Company’s internal control over financial reporting is effective based on the framework and criteria established by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013).

Management has not identified any other material weaknesses in prior periods or any unremediated material weaknesses. Management continues to consider opportunities to further enhance existing controls, including to respond to evolving facts and circumstances.

RECOMMENDATION
Our Board recommends a vote “FOR” the ratification of PwC as the Independent Registered Public Accounting Firm.

BorgWarner Inc. 2019 Proxy Statement

59

Report of the BorgWarner Inc. Audit Committee

Management of your Company is responsible for the preparation, presentation, and integrity of your Company’s consolidated financial statements and for the effectiveness of internal control over financial reporting. Management and the Company’s internal auditing department are responsible for maintaining its accounting and financial reporting principles and internal controls and procedures designed to maintain compliance with accounting standards and applicable laws and regulations. PwC was the independent registered public accounting firm for the Company in 2018 and was responsible for performing independent audits of your Company’s consolidated financial statements and of the design and effectiveness of internal control over financial reporting, and expressing an opinion on (1) the conformity of the financial statements with accounting principles generally accepted in the United States of America (“GAAP”) and (2) the effectiveness of internal control over financial reporting based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Audit Committee is directly responsible for the selection, appointment, compensation, retention, and oversight of the independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2018. The Audit Committee also has discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 “Communications with Audit Committees.” The Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered accountant’s communications with the Audit Committee concerning independence and has discussed with PwC their independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with their independence.

The Audit Committee discussed with PwC the overall scope and plans for their audit. The Audit Committee met with PwC, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Vice President of Internal Audit has direct access to the Audit Committee to discuss any matters desired, and the Vice President of Internal Audit presented an update of internal audit activity at each regularly scheduled Audit Committee meeting.

The members of the Audit Committee are not full-time employees of your Company and are not performing the functions of auditors or accountants. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP, or that the Company’s independent registered public accounting firm is “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee that are described above and in the Audit Committee’s charter, the Audit Committee recommended to our Board that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. PwC has been retained as the Company’s independent registered public accounting firm continuously since their initial engagement in December 2008 for the audit of the 2009 financial statements. The members of the Audit Committee and our Board recommend the continued retention of PwC to serve as the Company’s independent registered public accounting firm for 2019.

BORGWARNER INC. AUDIT COMMITTEE

Michael S. Hanley Chair
Dennis C. Cuneo	Roger A. Krone	Paul A. Mascarenas	Thomas T. Stallkamp
(as of November 7, 2018)

The Audit Committee Report does not constitute soliciting material. It is not considered filed by the Company and shall not be incorporated by reference into any of its other filings under the Securities Act or the Exchange Act unless we state otherwise.

www.borgwarner.com

60

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 15, 2019, certain information regarding beneficial ownership of common stock by those persons and entities that are known to the Company as beneficially owning more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class
The Vanguard Group	21,984,738	(a)	10.6%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	15,753,469	(b)	7.6%
55 East 52nd Street
New York, NY 10055

(a)

Pursuant to a Schedule 13G/A dated February 11, 2019 on behalf of The Vanguard Group indicating that it had sole voting power for 244,090 shares, sole dispositive power for 21,705,273 shares, shared dispositive power for 279,465 shares, and shared voting power for 41,052 shares.

(b)	Pursuant to a Schedule 13G/A dated February 4, 2019 on behalf of BlackRock, Inc., indicating that it had sole voting power for 13,587,837 shares and sole dispositive power for 15,753,469 shares.

BorgWarner Inc. 2019 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management	61

The following table sets forth, as of March 1, 2019, certain information regarding the beneficial ownership of common stock by each person who was a director of the Company at December 31, 2018, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and the directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Stock Ownership(b)	Percent of Class
James R. Verrier	440,852	*
Ronald T. Hundzinski	144,897	*
Tonit M. Calaway	33,048	*
John J. Gasparovic	12,120	*
Frédéric B. Lissalde	177,346	*
Jan Carlson	16,377	*
Dennis C. Cuneo(c)	15,982	*
Joseph F. Fadool	111,540	*
Michael S. Hanley	3,066	*
Robin Kendrick	116,446	*
Roger A. Krone	5,516	*
Paul A. Mascarenas	3,015	*
Deborah D. McWhinney	2,642	*
John R. McKernan, Jr.	28,762	*
Alexis P. Michas	78,223	*
Vicki L. Sato	12,490	*
Thomas T. Stallkamp(d)	38,130	*
All directors and executive officers of the Company (24 persons)	1,561,019	*

*	Represents less than one percent.
(a)

Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(b)	Includes 10,000 shares held by The DCC Trust.
(c)	Includes 30,984 shares held by a spousal lifetime access trust, for which Mr. Stallkamp’s wife is trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such officers, directors and persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

One Form 4 was filed two days late on behalf of Director McWhinney due to miscommunication of trading information. Otherwise, based on information provided to the Company by each director and executive officer, the Company believes all beneficial ownership reports required to be filed in 2018 were timely.

CODE OF ETHICS

The Company has long maintained a Code of Ethical Conduct, updated from time to time, which is applicable to all directors, officers, and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Company’s CEO, CFO, Treasurer, and Controller. Each of these codes is posted on the Company’s website at www.borgwarner.com.

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Proposal 4
Vote on Stockholder Proposal to Require Independent Board Chairman

We have been advised that a stockholder, John Chevedden, intends to present the following stockholder proposal at our Annual Meeting. We will furnish the address and share ownership of the proponent promptly upon written or oral request. The proposal will be voted on at the Annual Meeting if the proponent or a qualified representative is present at the meeting and submits the proposal for a vote. The text of the proposal and the supporting statement appear below exactly as received by us. The proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. The Company disclaims responsibility for the accuracy and content of the proposal and supporting statement. Following the proposal are the Company’s reasons for opposing the proposal.

Proposal [4] – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Under our current guidelines our CEO can also be our chairman. Our 2018 chairman, Alexis Michas, had 25-years tenure as a director which would make it difficult for him to be truly independent. Long-tenure is the opposite of director independence.

Caterpillar and Wells Fargo are examples of companies changing course and naming an independent board chairman. Caterpillar had even opposed a shareholder proposal like this proposal for an independent board chairman at its annual meeting.

In the year leading up to the submittal of this proposal our stock fell from $51 to $39. Adoption of this proposal will cost our company virtually nothing - yet it can improve board independence and company performance.

Please vote yes:

Independent Board Chairman – Proposal [4]

Our Recommendation and Response

Our Board recommends that stockholders vote against this stockholder proposal for the following reasons:

BorgWarner’s Current Board Leadership Structure, Which Includes an Independent Chairman, Best Serves BorgWarner and Its Stockholders.

Since April 2013, our Board has separated the roles of Chairman and Chief Executive Officer. We have had an independent Board Chair since that time, and our Board has reconfirmed that having an independent Non-Executive Chairman and Chief Executive Officer in separate roles continues to be the most appropriate leadership structure for the Company at this time.

Our Board believes that a one-size-fits-all policy mandating an independent Chairman is not in the best interest of stockholders. Our Board periodically evaluates BorgWarner’s board leadership structure to ensure that there is strong, independent leadership in place to provide effective oversight of management, and to ensure it aligns with and supports the evolving needs and circumstances of the Company and its stockholders.

Our Independent Non-Executive Chairman Provides Strong, Independent Leadership.

Alexis Michas, an independent director, serves as our Non-Executive Chairman, and our Board believes his exceptional leadership is essential to the management of our Board. Mr. Michas’ extensive knowledge of the automotive industry and his knowledge of the Company through his service on our Board, combined with his prior board experience, uniquely qualifies him to provide strong, independent leadership. In appointing Mr. Michas as Non-Executive Chairman, our Board considered the benefits that the Company derives from his many years of private equity experience across a wide range of industries and his successful record of managing investments in public companies. Further, Mr. Michas brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise allows Mr. Michas to provide our Board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as

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Proposal 4	63

a lead director and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ 25-year tenure is an asset, not a detriment, to the Company. Mr. Michas has guided the Company through multiple CEO transitions and has provided stability to our Board, which has experienced significant turnover in the last five years, in part as a result of our mandatory retirement age.

The Non-Executive Chairman position has clearly-defined responsibilities designed to provide strong, independent leadership. These responsibilities include:

■	Facilitating discussion among the independent directors on key issues and concerns outside of board meetings
■	Consulting with the CEO and independent directors regarding board agenda items
■	Approving the scheduling of Board meetings and approving the agenda and materials for each Board meeting and executive session of our Board’s nonemployee, independent directors
■	Presiding over all meetings of our Board
■	Communicating with stockholders when appropriate
■	Overseeing the CEO, full board and individual director evaluation processes
■	Other responsibilities that the independent directors as a whole might designate from time to time

Flexibility in Board Leadership Structure is More Suitable for BorgWarner than a Rigid and Prescriptive Approach.

Directors have a fiduciary duty to routinely evaluate and determine the most appropriate board leadership structure for BorgWarner and its stockholders in light of BorgWarner’s unique characteristics, strategies or circumstances at any given time. Accordingly, as discussed on page 20 under “Board Leadership Structure,” BorgWarner’s Corporate Governance Guidelines provide our Board with the flexibility to determine the optimal leadership structure for the Company, including when appropriate, separating the positions of Chairman of our Board and CEO.

We believe that the Company and its stockholders benefit from this flexibility, and that our Board is best positioned to lead this evaluation given our directors’ robust knowledge of the Company’s leadership team, strategic goals, opportunities, challenges and response to substantial industry-wide changes. We believe that it is important for our Board to continue to determine on a case-by-case basis the most effective leadership structure for BorgWarner, rather than taking a rigid approach to board leadership, as called for by the stockholder proposal.

No single, fixed leadership model is appropriate in all circumstances. In deciding which leadership structure is appropriate at a particular time, the choice should be contextual, rather than mechanical, and should be tailored to the then-present needs and opportunities of the Company. Our Board should have the flexibility to select the individual it believes is most qualified and best-positioned to act as Chairman. This proposal would inhibit our Board’s ability to utilize its collective experience, knowledge, and insight to make well-informed decisions regarding our Board’s leadership structure from time to time in a dynamic industry.

Strong Corporate Governance Practices Provide Effective, Independent Board Oversight.

BorgWarner’s Board is committed to good corporate governance and engaging with stockholders on an ongoing basis to gather feedback on our leadership structure, corporate governance profile and executive compensation program. We discussed our board leadership structure with investors during engagement in late 2018 as described more fully on page 7. Based on our engagement meetings, most stockholders expressed support for our current structure and the continued flexibility for our Board to determine its leadership structure based on the Company’s needs and circumstances at any given time.

Our leadership structure is one of many practices that provide effective, independent oversight of management. We have adopted practices and procedures that promote board independence and effective oversight of management, and provide stockholders with meaningful rights as described on pages 23 and 24.

Our Board has taken a number of other steps to enhance corporate governance, including:

■	A robust, ongoing stockholder engagement program
■	Annual elections of all Directors
■	A majority vote standard in uncontested elections
■	A thoughtful approach to board composition and refreshment
■	Annual director and board evaluations
■	General limitation of four on the number of public company boards on which Directors may serve
■	Stockholders’ right to call a special meeting
■	Stockholders’ right to act by written consent
■	Proxy access

RECOMMENDATION
Our Board recommends a vote “AGAINST” the stockholder proposal to require an Independent Board Chairman.

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Other Information

The Company is not aware of any business to come before this Annual Meeting other than the matters described in this proxy statement. However, if any other matters should properly come before this meeting, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies through the internet and by use of the mails, proxies may be solicited by directors, officers and regularly engaged employees of the Company. None of these directors, officers or employees will receive any extra compensation for doing this. We have also retained Alliance Advisors L.L.C. to assist us in soliciting proxies for a fee of $10,000 plus reasonable out-of-pocket expenses. Brokers, nominees, and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals that are intended to be presented at the 2020 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 15, 2019, for inclusion in the proxy statement relating to that meeting.

A stockholder who intends to present business, including the election of a director, at the 2020 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, must comply with the requirements set forth in the Company’s By-laws. Among other things, under the Company’s By-laws, to bring business before an Annual Meeting, a stockholder must give written notice to the Secretary of the Company not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Therefore, for stockholder proposals to be presented at the 2020 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 26, 2019, and no later than January 25, 2020. The notice should contain (a) as to each person whom the stockholder proposes to nominate for election as director, all information that is required to be disclosed in solicitations of proxies for election of directors under the securities laws, including the person’s written consent to serve as a director if elected, and (b) as to any other business: the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company’s books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company’s By-laws to ensure that all of the specific requirements of such notice are met.

Available Information on Corporate Governance and SEC Filings

Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the SEC, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The Company also makes the following documents available on its website: the Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company’s Corporate Governance Guidelines; the Company’s Code of Ethical Conduct; and the Company’s Code of Ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

No person is authorized to give any information, or make any representation, other than that contained in this proxy statement, and if given or made, such information may not be relied upon as having been authorized.

BorgWarner Inc. 2019 Proxy Statement

65

Appendices

Appendix A — BorgWarner Inc. Audit Committee Charter

The BorgWarner Inc. Audit Committee (the “Committee”) is responsible for providing assistance to the Board of Directors in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements.

The Committee shall be composed of three or more directors who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their individual exercise of independent judgment as a Committee member and who meet the independence and experience requirements of the New York Stock Exchange and applicable regulations of the Securities and Exchange Commission (the “Commission”). All members of the Committee shall be generally knowledgeable in financial and auditing matters and at least one member of the Committee shall be “an audit committee financial expert” as defined by the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The Committee shall provide assistance to the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company. The Committee shall report regularly to the Board and establish and maintain free and open communication between the directors, the independent accountants, the internal auditors and the management of the Company. The Committee will:

1.	Be directly responsible for the selection of, and compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.
2.	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. Discuss and consider the independence of the independent auditors, including the auditors’ written affirmation of independence.
3.	Discuss and review with the independent auditors and financial management of the Company the proposed scope of the audit for the current year and the nature and thoroughness of the audit process; and at the conclusion thereof, receive and review audit reports including any comments or recommendations of the independent auditors.
4.	Review with the independent auditor any audit problems or difficulties and management’s response.
5.	Adopt hiring policies for employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
6.	Review with the independent auditors, the Company’s Vice President of Internal Audit and with the Company’s financial and accounting managers, the adequacy and effectiveness of the Company’s internal auditing, accounting and financial policies, procedures and controls; and elicit any recommendations for the improvement of existing internal control procedures or the establishment of controls or procedures. Particular emphasis should be given to the adequacy of the internal controls to expose payments, transactions or procedures which might be deemed illegal or otherwise improper.
7.	Review the internal audit function of the Company including proposed audit plans for the coming year, the coordination of its programs with the independent auditors and the results of the internal programs.
8.	Review and discuss recurring financial statements (including quarterly reports and disclosures made in management’s discussion and analysis) to be issued to the shareholders or the public with management and the independent auditor and recommend to the Board the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.
9.	Review and discuss:

a.	All critical accounting policies and practices to be used.
b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.
c.	Other material written communication between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

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66	Appendices

10.	Discuss with management the Company’s earnings press releases, including the use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).
11.	Investigate any matter brought to its attention within the scope of its duties and retain outside counsel or other experts for this or any other purpose, if, in its judgment, such retention is appropriate. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee and for other expenses necessary or appropriate in carrying out its duties.
12.	Report Committee activities to the full Board and annually issue a summary report (including appropriate oversight conclusions) suitable for submission to shareholders.
13.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a role in the Company’s internal controls.
14.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.
15.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.
16.	Establish and monitor procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
17.	Discuss with the Company’s Chief Legal Officer legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
18.	Generally review and discuss with management the Company’s risk assessment and risk management policies including cyber security risk management practices.

The Committee’s charter, policies and procedures will be reassessed at least annually to allow reaction to changing conditions and environment and to assure that the Company’s accounting and reporting practices are in accordance with all requirements and are of the highest quality. The Committee may amend or repeal its charter, policies and procedures, as the Committee deems appropriate. The Committee shall annually review the Committee’s own performance.

The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. These meetings shall include the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel and an assessment of the cooperation the independent auditors received during the review. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee shall be presented to the full Committee at its next scheduled meeting.

The Chair of the Committee shall establish such rules for the Committee and its members as may from time to time be necessary and proper for the conduct of the Committee’s business, in conformity with applicable laws, rules and regulations.

BorgWarner Inc. 2019 Proxy Statement